Exhibit 10.14

LEASE AGREEMENT

BETWEEN

OTR, AN OHIO GENERAL PARTNERSHIP, as “Landlord,”

acting as the duly\authorized nominee of the Board of the

State Teachers Retirement System Of Ohio

AND

INNOVATIVE MANAGED CARE SYSTEMS, LTD., as “Tenant”

JPMorgan International Plaza III

14241 Dallas Parkway

Dallas, Texas 75254

TABLE OF CONTENTS

1.	Fundamental Lease Provisions	1
2.	Definitions	2
3.	Premises	10
4.	Term	10
5.	Improvements To The Premises; Moving In	10
6.	Rent	11
7.	Taxes	13
8.	Security Deposit	14
9.	Use Of The Premises	14
10.	Alterations	15
11.	Mechanics’ Liens	16
12.	Maintenance And Repair	16
13.	Common Areas	17
14.	Building Services	19
15.	Estoppel Certificates	21
16.	Indemnification	22
17.	Insurance	22
18.	Waiver Of Claims; Waiver Of Subrogation	24
19.	Assignment And Sublease	24
20.	Quiet Enjoyment	26
21.	Compliance With Laws And Rules	26
22.	Hazardous Devices And Contaminants	27
23.	Fire And Casualty	27
24.	Eminent Domain	28
25.	Default	29
26.	Waiver Of Default Or Remedy	32
27.	Termination Of The Lease	33
28.	Landlord’s Lien Waiver	34
29.	Force Majeure	34
30.	Subordination of Lease	34
31.	Notices And Consents	35
32.	Intentionally Omitted	35
33.	Telecommunications	35
34.	Brokerage Commission	36
35.	Limitation On Right Of Recovery Against Landlord	36
36.	Signs	36
37.	Locks	37
38.	Employment	37
39.	Plumbing	37
40.	Certain Rights Reserved To Landlord	37
41.	Miscellaneous	37
42.	Relationship Of Parties	38
43.	Gender And Number	38
44.	Topic Headings	38
45.	Tenant’s Financial Statements	38

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46.	Attorneys’ Fees	38
47.	Waiver Of Jury Trial	38
48.	Counterparts	39
49.	Entire Agreement	39
50.	Recording	39
51.	Governing Law; Invalidity Of Any Provisions	39
52.	Granting Consent	39
53.	Acceptance Of This Lease	39
54.	Time For Performance	40
55.	Waiver Of Tax Protest	40
56.	Dtpa Waiver	40
57.	Schedules/Riders	40

SCHEDULES AND RIDERS:

Schedule 2(1):	Building Rules and Regulations
Schedule 2(z):	Legal Description
Schedule 2(oo):	Floor Plan of Premises
Schedule 4:	Acceptance of Premises Agreement
Schedule 5:	Tenant Improvement Work Letter
Schedule 14(a):	Janitorial Services
Schedule 15:	Estoppel Certificate
Rider No. 1:	Renewal Option
Rider No. 2:	Right of First Offer - Floor 6
Rider No. 3:	Termination Option
Rider No. 4:	Cap on Controllable Expenses
Rider No. 5:	Roof Access
Rider No. 6:	Expansion Option

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), is entered into between OTR, an Ohio general partnership (“Landlord”) acting as the duly authorized nominee of the Board of the State Teachers Retirement System Of Ohio (“STRS Ohio”), and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (“Tenant”) effective as of the Date of the Lease (hereinafter defined).

1.	FUNDAMENTAL LEASE PROVISIONS.

This Lease contains the following fundamental provisions:

(a)	Landlord’s Address:	275 E. Broad Street
Columbus, Ohio 43215
Attention: Real Estate Manager

	With a copy to:	275 E. Broad Street
Columbus, Ohio 43215
Attention: General Counsel - Real Estate
Facsimile: (614) 227-7856

	Landlord’s Address for Payment of Rent:	JPMIII
P.O. Box 633410
Cincinnati, Ohio 45263-3410

	Property Manager’s Address:	Wilcox Realty Group, Ltd.
14001 Dallas Parkway, Suite 1111
Dallas, Texas 75240
Attention: Jim Windier
Facsimile: (972) 759-8441
Telephone: (972) 450-8101

And

Wilcox Realty Group, Ltd.
14785 Preston Road, Suite 850
Dallas, Texas 75254
Attention: Jack (Buddy) Tompkins
Facsimile: (972) 759-7969
Telephone: (972) 759-7869

Tenant’s Address:

	Prior to Commencement Date:	13760 Noel Rd, Suite 1000
Dallas, Texas 75240
Attention: VP/Controller
Facsimile: (972) 960-2726
Telephone: (972) 960-6036

From and after Commencement Date:	JPMorgan International Plaza III
14241 Dallas Parkway, Suite 700
Dallas, Texas 75254
Attention: VP/Controller
Facsimile: (972) 960-2726
Telephone: (972) 960-6036

Net Rentable Area of the Premises:	55,420 sq. ft.

Floor(s) of the Premises:	Seven (7) and Eight (8)

Building Name and Address:	JPMorgan International Plaza III
14241 Dallas Parkway,
Dallas, Texas 75254

Net Rentable Area of the Building:	351,248 sq. ft.

Term:	90 complete calendar months

Base Rent:

Lease Period	Base Rent Per Sq. Ft. of NRA	Monthly Base Rent
Months 1 – 12	$19.25	$83,769.58
Months 13 – 32	$19.25	$88,902.92
Months 33 – 90	$20.50	$94,675.83

Base Year for Operating Expenses, Real Estate Tax Expenses and Landlord’s Insurance Expenses:	2005 (to be grossed up in the manner provided in Paragraph 6(b)(ii))

Tenant’s Proportionate Share:	15.78% for other than Floor Specific Energy Costs; (see Paragraphs 2(x) and 2(kkk))

Target Completion Date:	September 1, 2005

Parking Spaces:	10 reserved and 240 non-reserved parking spaces in the Parking Garage

Security Deposit:	$92,000.00

2.	DEFINITIONS.

(a) “Additional Rent” is additional consideration to be paid to Landlord by Tenant for the lease of the Premises pursuant to Paragraph 6(b) below. Additional Rent means the sum of money equal to Tenant’s Proportionate Share of an amount equal to the sum of the Operating Expenses in any calendar year, less the Operating Expenses for the Base Year; Real Estate Tax Expense in any calendar year, less the Real Estate Tax Expense for the Base Year; Landlord’s Insurance Expense in any calendar year, less Landlord’s Insurance Expense for the Base Year; and Project Energy Costs and Floor Specific Energy Costs incurred by Landlord in connection with the Project during any calendar year. In no event shall Additional Rent or any individual item (i), (ii), or (iii) above be less than zero (0). If this Lease commences or terminates on a date other than January 1, the annual Operating Expenses, Real Estate Tax

Expense, Landlord’s Insurance Expense, Project Energy Costs and Floor Specific Energy Costs for such calendar year and, with respect to Operating Expenses, Real Estate Tax Expenses and Landlord’s Insurance Expense, for the Base Year shall be prorated by multiplying one-twelfth (1/12) of the annual Operating Expenses, Real Estate Tax Expense, Landlord’s Insurance Expense, Project Energy Costs and Floor Specific Energy Costs for such calendar year and, with respect to Operating Expenses, Real Estate Tax Expenses and Landlord’s Insurance Expense, for the Base Year, each by the number of full or partial months between the Commencement Date and December 31 of the year of commencement or between January 1 of the year of termination and the termination date, as the case may be.

(b) “Alterations” means any alterations, additions, installations, substitutions or improvements to the Premises or the Building made or to be made by Tenant, but does not include recarpeting or new wall coverings or minor decorating, such as painting, that cannot be seen from outside of the Premises and the aggregate cost of which does not exceed $10,000.00.

(c) “Amounts Due on Execution of Lease” means the following amounts, each of which shall be due and payable by Tenant to Landlord upon execution of this Lease:

Prepaid Base Rent	$83,769.58
Prepaid Energy Costs	$7,389.33
Security Deposit	$92,000.00
TOTAL	$183,158.91

(d) “Answering Party” means the party to this Lease who has been requested to execute an estoppel certificate.

(e) “Applicable Laws” means the Permitted Encumbrances and all present and future laws, ordinances, requirements, judgments, verdicts, decrees, orders, directives, rules and regulations of all state, federal, municipal and other agencies or bodies applicable to or having jurisdiction over Tenant, Landlord or the Project, as the case may be including, without limitation, the Texas Energy Code and the Americans with Disabilities Act.

(f) “Asking Party” means the party to this Lease requesting an estoppel certificate from the Answering Party.

(g) “Assignee” means an assignee of this Lease or subtenant of the Premises pursuant to an Assignment or other transferee or other successor in interest to Tenant.

(h) “Assignment” means the assignment, conveyance, mortgage, pledge, encumbrance or other transfer of this Lease or any interest in this Lease, the sublease of all or any part of the Premises, the permission to use or occupy all or any part of the Premises by anyone other than Tenant; a transfer of this Lease by operation of law, merger or consolidation; a change in control of Tenant.

(i) “Base Rent” means the aggregate annual amounts identified as “Base Rent” in Paragraph l(j), to be paid by Tenant to Landlord for the lease of the Premises pursuant to Paragraph 6(a) below, as adjusted for partial months occurring at the beginning or end of the Term.

(j) “Base Year” means the calendar year identified as “Base Year for Operating Expenses, Real Estate Tax Expenses and Landlord’s Insurance Expense” in Paragraph l(k) for which the amount of Operating Expenses, Real Estate Tax Expense and Landlord’s Insurance Expense shall be used for purposes of calculating Additional Rent.

(k) “Building” means that certain building known as and located in the Project at “Building Name and Address” as set forth in Paragraph l(g).

(l) “Building Rules” means the rules and regulations for the Project, attached to this Lease as Schedule 2(1), together with such reasonable modifications or additions to the Building Rules as Landlord, in its reasonable discretion, from time to time, may adopt after the Date of the Lease.

(m) “Building Standard” means the type, brand, and/or quality of improvements or materials Landlord designates from time to time to be the minimum quality to be used in the Building, or the exclusive type, grade or quality of improvements or materials to be used in the Building.

(n) “Claims” means all claims, damages, losses, liabilities, defenses, demands, costs, set-offs, liens, judgments, penalties, fines, expenses and reasonable attorneys’ fees, including, but not limited to, attorneys’ fees to enforce any obligation of indemnification.

(o) “Commencement Date” means the date that is one hundred twenty-two (122) days after the Early Occupancy Date.

(p) “Common Areas” means the sidewalks, lobbies, halls, passages, exits, entrances, elevators, stairways, restrooms, the Parking Garage, any surface parking areas, driveways and interior and exterior landscaped areas of the Project. Common Areas do not include the Service Areas.

(q) “Contaminant” means any substance or waste containing hazardous substances, pollutants, and contaminants as those terms are defined in the federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and any substance similarly defined or identified in any other Environmental Law governing the manufacture, import, use, handling, storage, processing, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This definition includes friable asbestos and petroleum or petroleum-based products.

(r) “Damage” means any damage or destruction by any direct or indirect cause to the Project or the Premises.

(s) “Date of the Lease” means the later of the two dates upon which Landlord and Tenant have executed this Lease; provided that if Tenant fails to date its signature hereto, the Date of the Lease shall be the date that Landlord executes this Lease, in each case as set forth on the signature page hereto.

(t) “Default Rate” means a rate equal to twelve (12%) per annum; or a rate equal to the prime rate as published from time to time by The Wall Street Journal, Southwest Edition, plus three percent (3%) per annum, which ever is greater, but in no event greater than the maximum rate permitted by Applicable Law.

(u) “Early Occupancy Date” means that date that is the later to occur of October 1, 2005, and five (5) days after the date that the TI Work is substantially completed pursuant to the Work Letter.

(v) “Energy Costs” means the total of Tenant’s Proportionate Share of Project Energy Costs and Floor Specific Energy Costs.

(w) “Environmental Law” means any Applicable Laws relating to the environment, health or safety.

(x) “Guarantor” means any party who, pursuant to a written guaranty in favor of Landlord, has guaranteed the payment and performance of Tenant’s obligations under this Lease.

(y) “Floor Specific Energy Costs” means all out-of-pocket costs incurred by Landlord for any and all forms of fuel or energy provided to or utilized in or on and separately metered to the Floor(s) of the Premises, inclusive of all sales, use, excise and other taxes and charges assessed by governmental authorities or utility companies on energy sources separately metered to the Floor(s) of the Premises, and all other costs incurred by Landlord in providing separately metered energy sources to only the Floor(s) of the Premises (or reasonably allocated by Landlord thereto) and not the Project generally.

(z) “HVAC” means the heating, ventilation or air-conditioning systems of the Project and does not include any auxiliary heating, ventilation or air-conditioning systems required or installed by Tenant.

(aa) “Land” means the three tracts of real property located in the City of Farmers Branch, County of Dallas, State of Texas and described on Schedule 2(aa) attached hereto and incorporated herein by reference.

(bb) “Landlord’s Broker” means Wilcox Realty Group, who represented Landlord in connection with this Lease.

(cc) “Landlord Parties” means the Board of the State Teachers Retirement System of Ohio (the “Board”), and Landlord’s or the Board’s agents, servants, employees, officers, directors, managers, trustees, partners, members, shareholders, successors and assigns.

(dd) “Landlord’s Insurance” means the insurance required of Landlord as set forth in Paragraph 17(b) below.

(ee) “Landlord’s Insurance Expense” means in any calendar year, the amounts paid by Landlord for Landlord’s Insurance and amounts reasonably assessed by Landlord if Landlord self-insures all or any part of the risks covered by Landlord’s Insurance.

(ff) “Landlord’s Services” means the Building services to be provided by Landlord set forth in Paragraph 14(a) below.

(gg) “Lender” means the holder or beneficiary of any Mortgage, if any, and its agents, servants, employees, officers, directors, partners, members, shareholders, successors and assigns.

(hh) “Lien” means any mechanic’s lien or other lien, charge or order for the payment of money.

(ii) “Mortgage” means any prior or subsequent mortgage, deed of trust, deed to secure debt or other security interest now existing or hereafter granted and respecting the Project or any modification to any of them given to or for the benefit of Lender.

(jj) “Net Rentable Area” means, for all purposes of this Lease, the square footage set forth in Paragraph l(h) with respect to the Building, and, as to the Premises, “Net Rentable Area” means the amount of Net Rentable Area set forth above in Paragraph l(e) above and, as to any other area to be measured by its Net Rentable Area, as determined by Landlord in accordance with BOMA standards. Net Rentable Area of the Premises (and any other area [other than the Building as a whole] to be measured by Net Rentable Area) includes a proportionate part of the Common Areas and an allocation of the square footage of the Service Areas.

(kk) “Normal Business Hours” means 7:00 a.m. to 6:00 p.m., Monday through Friday, and 7:00 a.m. to 12:00 p.m. (noon) on Saturday and not including Sundays and the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving and Christmas.

(ll) “Operating Expenses” mean Landlord’s expenses to manage, operate, service and maintain the Project, including, but not limited to, (A) gas, water and other utility charges for the Project (but excluding Project Energy Costs and Floor Specific Energy Costs; (B) the cost of repair and maintenance of HVAC systems, electrical systems, elevators, irrigation systems and other mechanical systems; (C) the cost of repair and maintenance of the Common Areas, the Service Areas and all building structures and roofs of the Project; (D) the cost of trash and snow removal; (E) the cost of janitorial service; (F) wages, salaries and fees of operating, auditing, accounting, maintenance and management personnel in connection with the Project; (G) all payroll charges for such personnel, such as unemployment and social security taxes, workers’ compensation, health, accident and group insurance, and other so-called fringe benefits; (H) rental charges for office space specifically chargeable to the operation and management of the Project; (I) license, permits and inspection fees; (J) the cost of supplies and materials used in the operation and management of the Project; (K) the cost of furnishings and equipment not treated by Landlord as capital expenditures of the Project; (L) the cost of any labor saving devices that may, from time to time, be placed in operation as a part of Landlord’s maintenance program; (M) personal property taxes on property used in the operation, maintenance, service and management of the Project; (N) the cost, as reasonably amortized by Landlord, with interest at the rate often percent (10%) per annum on the unamortized amount, of any capital improvement made after completion of initial construction of the Project which reduces Operating Expenses, but in an amount not to exceed such reduction for the relevant year; (O) commercially reasonable management fees relating to the Project; (P) the cost of any installation or improvement required by reason of any Applicable Laws, which requirement did not exist on the Date of the Lease and is generally applicable to similar office buildings; (Q) deductible amount for claims made under Landlord’s Insurance for Damage not caused by any tenant; (R) property and parking association fees, dues and assessments and all payments under any Permitted Encumbrances (other than Mortgages) affecting the Project; and (S) all other expenses, which Landlord in its reasonable business judgment, deems appropriate or necessary for the operation, maintenance and management of the Project.

(mm) Operating Expenses do not include, however, (i) Real Estate Tax Expense, (ii) Landlord’s Insurance Expense; (iii) leasing commissions, attorneys’ fees, costs and disbursement and other expenses incurred in connection with leasing, renovating or improving space for tenants or prospective tenants of the Project; (iv) costs incurred by Landlord in the discharge of its obligations under the Work Letter; (v) costs (including permit, license and inspection fee) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space; (vi) Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent, Energy Costs and Operating Expenses payable under the lease with such tenant or other occupant; (vii) any depreciation (except on any includable capital costs) and amortization on the Project except as expressly permitted herein; (viii) costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Project; (ix) interest on debt or principal/amortization payments on any mortgages or deeds of trust or rental payments on any ground lease of the Project, or any other debt for borrowed money; (x) all items and services for which Tenant reimburses Landlord outside of Additional Rent by insurance proceeds or otherwise, or pays third persons or which Landlord provides selectively to one or more tenants or occupants of the Project (other than Tenant) without reimbursement; (xi) cost of tenant concessions incurred by Landlord in securing new tenants of the Project or retaining existing tenants including advertising and promotional expenditures; (xii) costs of repairs or replacements incurred by reason of fire, windstorm, other insured casualty or condemnation (except to the extent of any deductible or not covered by insurance or condemnation proceeds); (xiii) repairs resulting from any defect in the original design or construction of the Project; (xiv) the cost of installing or constructing any specialty service, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club; (xv) general corporate overhead and administrative expenses of Landlord (including salaries, fringe benefits and other compensation paid to partners, officers and executive of Landlord) not incurred in the operation of the Project, unless otherwise provided herein, except for allocated overhead costs to cover accounting, audit, management and related costs (including rental for any on-site or off-site management office) all of which shall be included in Operating Expenses; (xvi) the cost of any work or service performed for any tenant of the Project (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants (including Tenant); and, without limiting the generality of the foregoing, this exclusion shall be deemed to include the cost of HVAC provided in excess of that described in this Lease; (xvii) the cost of any work or service performed for any facility other than the Project; (xviii) the cost of capital improvements except as expressly provided above; (xix) any expense for repairs or maintenance which was covered by warranties and service contracts in existence on the Commencement Date; (xx) legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required; (xxi) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project; (xxii) charitable and political contributions; (xxiii) costs of removal, abatement or treatment of any Hazardous Substances in or under the Building or Land associated therewith (other than in the normal course of business of operating, maintaining and repairing the Project and equipment therein), to the extent such costs of cleaning are incurred as a result of any act, omission, or negligence of Landlord or its agents, employees or contractors; (xxiv) electrical power costs above normal consumption for which any tenant is separately metered or directly contracts with the local public service company; (xxv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services or materials in the Project to the extent the same exceeds the market costs of such services or materials rendered by comparable unaffiliated third parties on a competitive basis; (xxvi) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of Landlord, the Project or the land associated therewith; (xxvii) moving expense costs of tenants of the Project; (xxviii) late charges, fines, penalties and interest incurred by Landlord for its failure to pay timely mortgage installments, Operating Expenses or Landlord’s Real Estate Tax Expense or Landlord Insurance Expense; (xxix) rent for any on-site management office and salaries or other compensation paid by Landlord to persons who are engaged in the management, repair, maintenance or operation of the Project (but not above the level of a “property manager”) shall be included as Operating Expenses but not any office furniture, equipment or any other articles or fixtures which could be utilized by Landlord in its business generally; (xxx) bad debt loss, rent loss, or reserves for either of these, and any other reserves for repairs, maintenance or replacements unless pursuant to Generally Accepted Accounting Principles; (xxxi) any fines, penalties or interest resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees; (xxxii) attorney’s fees and other expenses incurred in connection with negotiations or disputes (other than Tax Contests); or (xxxiii) fines or penalties incurred as a result of violation by Landlord of any Applicable Laws.

(nn) “Other Charges” means all costs, expenses and other sums that Tenant assumes, agrees or is obligated to pay to Landlord pursuant to this Lease other than Base Rent or Additional Rent.

(oo) “Parking Garage” means the structured parking facilities of the Project. References to “in the Parking Garage” herein shall be construed to include a reference to the top uncovered level of the Parking Garage and not only the covered areas thereof.

(pp) “Permitted Encumbrances” means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the date of this Lease affecting title to the Project.

(qq) “Premises” means all of floors 7 and 8 in the Building, as illustrated on Schedule 2(pp) attached hereto and excluding only all vertical penetrations (&£., elevators and stairwells), such having the NRA set forth in Paragraph l(e) above.

(rr) “Project” means the Land, together with (i) the Building and all other office buildings existing (now or hereafter) on the Land and owned and operated by Landlord (together with the Building) as one common development, (ii) the Common Areas, (iii) the Service Areas, and (iv) all parking facilities, parking garages and other structures, improvements, landscaping, fixtures, appurtenances and other common areas now or hereafter placed, constructed or erected on the Land.

(ss) “Project Energy Costs” means all costs incurred by Landlord for: (a) any and all forms of fuel or energy utilized in providing electricity to the Project; (b) sales, use, excise and other taxes and charges assessed by governmental authorities or utility companies on energy sources supplied to the Project; and (c) all other costs incurred by Landlord in providing electricity to the Project. Project Energy Costs shall not, however, include (i) charges for any excess electricity requirements of Tenant provided pursuant to Paragraph 14(b)(ii) hereof or of other tenants of the Project, or (ii) Floor Specific Energy Costs.

(tt) “Real Estate Taxes” means (i) real property taxes and currently due installments of assessments, special or otherwise, imposed upon the Project by Applicable Laws; (ii) charges and assessments under any restrictive covenants and/or owner or community associations to which the Project is subject, (iii) business improvement district charges; and (iv) any use, occupancy, excise, sales or other like taxes and any non-Real Estate Taxes imposed upon Landlord in substitution for any Real Estate Taxes. Real Estate Taxes shall not include income, franchise, capital stock, gift, succession, profit, estate or inheritance taxes except to the extent they are Real Estate Taxes as provided in this Paragraph 2(ss).

(uu) “Real Estate Tax Expense” means in any calendar year amounts paid by Landlord for (i) Real Estate Taxes, including, but not limited to, any additional Real Estate Taxes for prior years included within the Term as a result of a Tax Contest, (ii) legal fees, costs and other expenses of a Tax Contest; and (iii) third party tax administration. Real Estate Taxes Expense does not include the payment of any penalties or interest for the late payment of Real Estate Taxes. Real Estate Tax Expense shall be reduced by any refund received as a result of Tax Contest decreasing Real Estate Taxes.

(vv) “Reconciliation Statement” means a statement prepared by Landlord reconciling the actual Additional Rent for a calendar year and Tenant’s payments of estimated Additional Rent applicable to such calendar year.

(ww) “Release” has the meaning ascribed to it in the federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

(xx) “Rent” means Base Rent, Additional Rent, and Other Charges.

(yy) “Rent Tax” means any tax or excise on Rent, gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by Applicable Laws against Landlord regarding Rent or as a result of Landlord’s receipt of Rent, excluding, however, any income and franchise taxes.

(zz) “Security Deposit” means the sum identified as “Security Deposit” in Paragraph l(o) above that Tenant has deposited with Landlord as security for Tenant’s full and faithful payment and performance of Tenant’s obligations under this Lease.

(aaa) “Service Areas” means the elevator, electrical and heating, ventilating and air conditioning mechanical and equipment rooms, janitorial closets, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts, risers, raceways and vertical ducts (but shall not include any such areas for the exclusive use of any particular tenant such as special stairs or elevators) to which Tenant and other occupants of the Project will not have access without the prior written consent of Landlord, which may be conditioned upon such requirements and payment of such charges as Landlord may deem appropriate.

(bbb) “Taking” means any condemnation of all or any interest in property for any public or quasi-public use under Applicable Laws or by private purchase in lieu of condemnation.

(ccc) “Target Completion Date” means the date identified as the “Target Completion Date” in Paragraph l(m) above, on which Landlord and Tenant estimate the TI Work will be substantially complete.

(ddd) “Tax Contest” means the proceeding by which Landlord is contesting or reducing the amount or validity of any Real Estate Taxes or the valuation of the Land, the Building, the Project or any component thereof in assessing Real Estate Taxes.

(eee) “Tenant Default” means those events of default set forth in Paragraph 25(a) below.

(fff) “Tenant Delay” shall have the meaning set forth in the Work Letter attached hereto.

(ggg) “Tenant Parties” means Tenant’s agents, servants, employees, officers, directors, partners, members, shareholders, successors and assigns.

(hhh) “Tenant’s Broker” means Lincoln Property Company Commercial, Inc., who represented Tenant in connection with this Lease.

(iii) “Tenant’s Insurance” means the insurance required of Tenant as set forth in Paragraph 17(a) below.

(jjj) “Tenant’s Permitted Use” means general office use.

(kkk) “Tenant’s Personal Property” means the trade fixtures, furnishings, equipment and all other personal property owned or leased by Tenant and located in the Premises during the Term.

(lll) “Tenant’s Proportionate Share” means, with respect to other than Floor Specific Energy Costs, a percentage factor, the numerator of which is the Net Rentable Area of the Premises and the denominator of which is the Net Rentable Area of the Building. Based upon a Net Rentable Area of the Premises as set forth in Paragraph l(e), Tenant’s Proportionate Share is the percentage identified as “Tenant’s Proportionate Share” in Paragraph l(e). “Tenant’s Proportionate Share” for purposes of allocating Floor Specific Energy Costs to Tenant shall be a percentage factor, the numerator of which is the average Net Rentable Area of the Premises (taking into account any increase in the Net Rentable Area of the Premises pursuant to any expansion of the Premises) and the denominator of which is the average Net Rentable Area of all space occupied by tenants (including Tenant) on the entire Floor(s) of the Premises over the period of time Tenant’s Proportionate Share of Floor Specific Energy Costs is being determined, as determined in good faith by Landlord.

(mmm) “Term” means the initial term of this Lease identified as the “Term” in Paragraph l(i) above, calculated from the Commencement Date, and any renewals or extensions of this Lease, if any, expressly set forth in this Lease.

(nnn) “TI Work” shall have the meaning set forth in the Work Letter.

(ooo) “Work Letter” shall mean the Work Letter attached to this Lease as Schedule 5.

3.	PREMISES.

In consideration of the rents, terms, provisions and covenants of this Lease, Landlord leases to Tenant, and Tenant rents and accepts from Landlord, the Premises.

4.	TERM.

The initial term of this Lease shall be for the time period identified in Paragraph l(i), commencing on the Commencement Date and ending on the last day of the month of the time period identified on Paragraph l(i) above and provided that if the Commencement Date occurs on other than the first (1st) day of a calendar month, the Term shall include and be extended by the number of days remaining in such month (including the Commencement Date). Promptly upon determination of the Early Occupancy Date, Landlord and Tenant shall execute a memorandum, setting forth the Early Occupancy Date, the Commencement Date and the expiration date of the Lease, and otherwise in form and substance substantially similar to that attached to this Lease as Schedule 4 and incorporated by reference (“Commencement Date Agreement”).

5.	IMPROVEMENTS TO THE PREMISES; MOVING IN.

Improvements to the Premises shall be subject to the terms of the Work Letter. Except as otherwise agreed to in writing, whether in the Acceptance of Premises Agreement or otherwise, Tenant’s taking possession of the Premises shall be conclusive evidence against Tenant that the Premises were in good order and satisfactory condition when Tenant took possession; provided, however, that Landlord shall correct latent defects in the TI Work for a period of six (6) months after the Early Occupancy Date conditioned upon Tenant notifying Landlord of the discovery thereof within fifteen (15) days after such defect was discovered. As used herein, a “latent defect” is a defect in the construction of the TI Work that is not visible or otherwise discoverable by a reasonably diligent visual inspection at the time the TI Work was otherwise substantially completed. Landlord has made no representation respecting the condition of the Premises or any part of the Project. Tenant, shall notify Landlord of any heavy furniture, freight, equipment supplies or files that Tenant intends to bring into the Building. Landlord shall have the right to prohibit such items and prescribe the weight, size and position of all heavy furniture, freight or equipment brought into the Building and the times and manner of moving the same in and out of the Building. As a condition of Landlord’s approval, Landlord may require, at Tenant’s cost and expense, that such heavy items stand on supports of such thickness as is necessary to properly distribute the weight or that Tenant reinforce the floors in a manner acceptable to Landlord. Landlord shall not be responsible for loss of or damage to any heavy items from any cause, and all damage done to the Building by moving or maintaining any such heavy items shall be repaired at Tenant’s expense. In addition to any occupancy of the Premises by Tenant prior to the Early

Occupancy Date permitted under the terms of the Work Letter, if applicable, Tenant shall be entitled to occupy the Premises from and after the Early Occupancy Date (but not prior thereto) through and including the day immediately preceding the Commencement Date for Tenant’s Permitted Use, such occupancy to be subject to all of the terms and conditions of this Lease, including those regarding insurance, but provided that no Base Rent or Additional Rent (except for Energy Costs) will accrue or be owing for any period prior to the Commencement Date. Energy Costs, and Tenant’s obligations with respect thereto, shall accrue and be payable as Additional Rent hereunder from and after the date Tenant first occupies the Premises for purposes other than those that may be permitted pursuant to the Work Letter. Subject to the Work Letter, in no event may Tenant occupy the Premises prior to the Early Occupancy Date.

6.	RENT.

(a)	Base Rent.

During the Term, Tenant shall pay to Landlord Base Rent in the monthly installments of Base Rent as set forth in Paragraph l(j). If the Term does not begin on the first day of the month or end on the last day of the month, Base Rent for such partial month shall be prorated by multiplying the monthly Base Rent due for the next succeeding or preceding, as applicable, month by a fraction, the numerator of which is the number of days of the partial month included at the beginning or end of the Term, as applicable, and the denominator of which is the total number of days in the full calendar month.

(b)	Additional Rent.

(i) During the Term, Tenant shall pay to Landlord Additional Rent. To provide for current payments of Additional Rent, Landlord shall estimate Additional Rent for each calendar year. Additional Rent for partial months shall be prorated as provided for Base Rent in Paragraph 6(a) above. Landlord shall use commercially reasonable efforts to notify Tenant prior to the Commencement Date or the beginning of a calendar year, as the case may be, of the estimated Additional Rent for such calendar year and Tenant’s monthly installment of such estimate. If, however, Landlord is not able to give such estimate prior to the Commencement Date or the beginning of a calendar year, as the case may be, Tenant shall continue to pay monthly installments of Additional Rent based on the last notification received from Landlord until Landlord gives notice of the new estimate of Additional Rent and Tenant’s monthly installment, and Tenant shall pay to Landlord the new monthly installment amount of Additional Rent when the next monthly installment of Rent is due. If at any time during the calendar year, Landlord reasonably believes that the estimate will not cover the actual Additional Rent for the calendar year, Landlord shall give notice to Tenant of the new estimate of Additional Rent and Tenant’s monthly installment and Tenant shall pay to Landlord the new monthly installment amount of Additional Rent when the next monthly installment of Rent is due. Within one hundred twenty (120) days after the end of a calendar year, Landlord shall deliver Tenant a Reconciliation Statement; provided, however, if Landlord fails to give the Reconciliation Statement, Landlord does not waive its right to recover Additional Rent that is due and payable pursuant to this Paragraph 6(b). If the Reconciliation Statement indicates that Tenant owes Additional Rent, then within ten (10) days of Tenant’s receipt of the Reconciliation Statement, Tenant shall pay to Landlord the amount of such underpayment. If the Reconciliation Statement indicates that Tenant is entitled to a refund of Additional Rent already paid, Landlord shall credit Tenant for the amount of such overpayment against the next maturing installments) of Additional Rent, or if after the termination of this Lease, Landlord shall pay to Tenant such refund so long as a Tenant Default does not then exist. Since the reconciliation for the calendar year in which the Lease terminates will occur after such termination, Tenant’s obligation to pay Additional Rent shall survive the termination of this Lease. Any payment, refund, or credit made pursuant to this Paragraph 6(b) shall not affect Tenant’s right to dispute the Reconciliation Statement as set forth in Paragraph 6(c) below, or Landlord’s right to correct any item(s) as billed pursuant to Paragraph 6(d) below.

(ii) Notwithstanding any provision contained herein to the contrary, if less than ninety-five percent (95%) of the Net Rentable Area within the Building is not occupied during any calendar year of the Term, including the Base Year, Operating Expenses and the Real Estate Tax Expense for such calendar year for purposes of determining Additional Rent shall be increased to the extent necessary to reflect the charges which Landlord reasonably estimates would have been incurred if ninety-five percent (95%) of the Net Rentable Area of the Building had been occupied during such year, as determined by Landlord.

(iii) If areas of the Project share the benefit of or may be properly allocated a portion of any Operating Expenses, Landlord’s Insurance Expense, Real Estate Taxes or Project Energy Costs, Landlord shall equitably prorate and apportion such expenses among the Building and the Land and the remainder of the Project prior to determining Tenant’s Proportionate Share thereof. To the extent Landlord provides and bills for electricity to the Project, Energy Costs shall be billed at the same rate then charged by third party providers without mark-up for profit.

(c)	Dispute of Additional Rent.

Tenant shall have ninety (90) days after its receipt of the initial or any revised Reconciliation Statement to review it. If Tenant does not, in writing, question with specificity the Reconciliation Statement within such ninety (90) day period, Tenant shall be deemed to have approved the Reconciliation Statement. Tenant and Landlord shall have thirty (30) days after Landlord’s receipt of Tenant’s questions to amicably resolve them. If Tenant timely objects to Landlord’s reconciliation and such objections are not amicably settled between Landlord and Tenant within such thirty (30) period, Tenant, at its expense, shall have thirty (30) days from the end of such thirty (30) day period to audit Landlord’s books and records relating to Additional Rent for all or any part of the immediately preceding calendar year. Any audit by Tenant must be performed within such thirty (30) day period by an independent certified public accountant. Tenant shall provide Landlord with a copy of such audit upon completion. Landlord shall cooperate with the Tenant in connection with such audit and shall make available its books and records relating to Operating Expenses and Additional Rent for the previous calendar year upon not less than 48-hours notice, during regular Normal Business Hours, and at the location where Landlord customarily keeps such books and records. Tenant recognizes that Landlord’s books and records are confidential records and Tenant agrees not to disclose same or the results of its audit to any third party (other than Landlord) except as required by Applicable Law or in connection with any proceeding between Landlord and Tenant pertaining to same. Neither Tenant nor its auditor shall be permitted to copy or take from Landlord’s office any of Landlord’s books and records without Landlord’s consent. In the event Tenant’s audit reflects that Landlord has overcharged Tenant for Additional Rent, and Landlord does not in good faith dispute such audit, Landlord shall credit the amount of such overcharge to future payments of Additional Rent to the extent of such overcharge or, if no such payments will be due, promptly reimburse Tenant for such overcharge. If such audit reveals that Landlord has undercharged Tenant for Additional Rent, Tenant shall promptly pay Landlord the amount of such undercharge but in any event within thirty (30) days after demand by Landlord. The expenses of Tenant’s audit shall be borne by Tenant unless the agreed results of such audit determines that Additional Rent charged to Tenant by Landlord for the period in question was more than five percent (5%) in excess of the actual Additional Rental chargeable to Tenant as determined by the audit, in which case the actual and reasonable expense of the audit shall be borne by Landlord, such not to exceed $5,000.00 and provided that (i) such expense shall not include travel, lodging or meal expenses, and (ii) Tenant may not employ any auditor on a contingent fee basis.

(d)	Adjustments to Reconciliation Statement.

If a clerical error occurs or Landlord or its accountants discover new facts, Landlord shall have the right to adjust the Reconciliation Statement. Within ten (10) days after Tenant receives the adjusted Reconciliation Statement, Tenant shall pay to Landlord the amount of such underpayment, or Landlord shall credit Tenant for the amount of such overpayment against the next maturing installment(s) of Rent, as the case may be. This provision shall survive the termination of the Lease.

(e)	Payment of Rent; Late Charges; Default Interest.

Tenant shall pay to Landlord, at “Landlord’s Address for Payment of Rent” set forth in Paragraph l(b) or at such other place or by such other means as Landlord may designate from time to time hereafter by written notice to Tenant, all Rent when due without demand, deduction or set off, except as provided in this Lease. Tenant shall pay to Landlord Base Rent and estimated installments of Additional Rent in advance, on or before the first day of each and every month during the Term; provided, however, that Tenant shall deposit the Amounts Due on Execution of this Lease with Landlord concurrently with the Tenant’s execution of the Lease the first month’s Base Rent shall be due and payable upon execution of this Lease. Notwithstanding anything to contrary contained in this Lease and notwithstanding any Claims that Tenant may have against Landlord, Tenant’s obligation to pay Rent is independent from any of Landlord’s obligations in this Lease. Tenant shall pay the Other Charges within ten (10) days after Landlord gives written notice to Tenant of its incurring Other Charges. If Landlord does not receive Rent within five (5) days after it is due, other remedies for nonpayment of Rent notwithstanding, Tenant shall pay to Landlord, a late charge of five percent (5%) of such past due Rent to defray Landlord’s administrative expenses incident to the handling of such overdue payment; provided that the first such late charge in any twelve (12) month period shall be waived. In addition, Tenant shall pay to Landlord interest on such past due Rent at the Default Rate, for each day from the date that such Rent is due through the date that Landlord receives such past due Rent.

7.	TAXES.

(a)	Real Estate Taxes.

Prior to delinquency, Landlord shall pay at its expense, subject to reimbursement under Paragraph 6(b) above, all Real Estate Taxes. Landlord shall retain the sole right to participate in any Tax Contest proceedings.

(b)	Tenant’s Taxes.

Prior to delinquency, Tenant shall pay, at its expense, all taxes assessed against or levied upon its occupancy of the Premises, or upon Tenant’s Personal Property. If any of Tenant’s Personal Property or Tenant’s occupancy of the Premises is assessed and taxed with the property of Landlord, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) days after Landlord delivers to Tenant a statement in writing setting forth the amount of such taxes applicable to Tenant’s Personal Property or Tenant’s occupancy.

(c)	Rent Tax.

To the extent that Landlord is obligated to pay Rent Tax, Tenant shall pay to Landlord all Rent Tax related to the payment of Rent concurrently with each payment of Rent made by Tenant to Landlord.

8.	SECURITY DEPOSIT.

Concurrently with the execution of this Lease, Tenant has deposited with Landlord the Security Deposit. The Security Deposit shall not be considered an advance rental deposit or a measure of Landlord’s damages for a Tenant Default. If a Tenant Default exists, Landlord may apply all or any part of the Security Deposit for any amount owed to Landlord as a result of a Tenant Default, or to compensate Landlord for any other Claim that Landlord may suffer as a result of a Tenant Default. Landlord’s application of the Security Deposit shall not be deemed to have cured a Tenant Default. If Landlord so applies the Security Deposit, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to its original amount, within five (5) days after Landlord demands in writing restoration of the Security Deposit. Tenant’s failure to restore the Security Deposit shall constitute a Tenant Default. Unless otherwise required by Applicable Laws, Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or to pay interest on the Security Deposit to Tenant. Tenant is not entitled to any interest on the Security Deposit. If Landlord is required by Applicable Laws to maintain the Security Deposit in an interest-bearing account, Landlord will retain the maximum amount permitted under Applicable Laws as a bookkeeping and administrative charge. If Tenant performs Tenant’s obligations under this Lease, Landlord shall return to the then current Tenant the remaining balance of the Security Deposit within forty-five (45) days after the later of the expiration of the Term or Tenant’s vacation of the Premises. If bankruptcy or other debtor-creditor proceedings exist against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent due Landlord for all periods prior to filing of such proceedings. Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Premises if Landlord’s interest is transferred, in which event Landlord shall be discharged from any further liability with respect to the Security Deposit. The previous sentence shall also apply to any subsequent transferees of Landlord.

9.	USE OF THE PREMISES.

(a)	Use.

Tenant shall use the Premises for Tenant’s Permitted Use only and for no other purpose whatsoever. Tenant will not use or permit to be used any part of the Premises and will not bring into or keep anything in any part of the Premises that (i) violates any of the terms of this Lease; (ii) directly or indirectly is forbidden by any Applicable Laws; (iii) is dangerous to life, limb or property; (iv) increases the risk to Landlord or any other tenant or invalidates or increases the premium cost of Landlord’s Insurance; (v) that unreasonably disturbs any other tenant in the Project or creates a nuisance in, upon or about the Premises or the Project, including but not limited to, noise, odors or vibrations; or (vi) in the reasonable judgment of Landlord, in any way impairs or tends to impair the character, reputation or appearance of the Project, or impairs or interferes with any of Landlord’s Services. Tenant shall not, without the prior written consent of Landlord, exhibit, sell or offer for sale on the Premises or the Project any article or thing.

(b)	Advertisement; Solicitation.

Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business of Tenant, and shall never use any picture or likeness of the Building or the Project in any circulars, notices, advertisements or correspondence without Landlord’s prior written consent. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord to prevent same.

10.	ALTERATIONS.

(a)	Prohibition.

Tenant shall not make any Alterations without the express prior written consent of Landlord; provided, however, that Landlord shall not be unreasonable in withholding consent to nonstructural Alterations wholly within the Premises that do not adversely affect any building systems. Notwithstanding the foregoing, Tenant shall not install any artwork that gives rise to the artist’s rights under the Visual Artists Rights Act of 1990.

(b)	Performance and Completion of the Alterations.

Before commencing any work in connection with the Alterations, Tenant shall furnish to Landlord for its approval the following: (i) detailed plans and specifications for the proposed Alterations, (ii) names and addresses of each of the contractors and subcontractors, (iii) copies of all contracts, subcontracts and necessary permits, (iv) if the cost of the Alterations exceed Ten Thousand Dollars ($10,000.00) and Landlord has not pre-approved Tenant’s contractor, indemnification, in form and amount satisfactory to Landlord, protecting Landlord against any and all claims, costs, damages, liabilities and expenses that may arise in connection with the Alterations, (v) such documentation as is necessary to comply fully with the mechanics’ lien law of the state in which the Project is located, and (vi) certificates of insurance, in form and amount satisfactory to Landlord, from all contractors and subcontractors who will perform labor or furnish materials, insuring Landlord against any and all liability for personal injury, including workers’ compensation claims and for property damage that may arise out of or be in any manner connected with the Alterations. Tenant shall pay the cost of all Alterations. Tenant shall perform and complete all Alterations in accordance with the approved plans and specifications, in a good and workmanlike manner, in compliance with Applicable Laws, using only materials of the same or higher quality as those installed in the Building. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no Lien for such labor or material shall attach to or affect Landlord’s interest in the Project. Tenant shall permit Landlord to supervise construction operations in connection with any Alterations, if Landlord requests the right to do so (but Landlord shall have no obligation to make such requests, or having done so, to supervise construction). Landlord’s supervision of construction shall be done solely for the benefit of Landlord, shall not constitute confirmation by Landlord that the Alterations were in accordance with the requirements of Applicable Laws or this Lease, and shall not alter Tenant’s liability and responsibility under this Paragraph 10(b).

Landlord will direct electricians as to where and how telephone and computer wires are to be introduced. No boring or cutting for wires will be allowed without Landlord’s consent. Upon completion of any Alterations, Tenant shall furnish Landlord with (i) receipted bills covering all labor and materials used, lien waivers and such other documentation as is necessary to comply fully with the mechanics’ lien law of the state in which the Project is located; (ii) a true and correct copy of the certificate of occupancy, if one is issued; and (iii) a certificate of Tenant’s architect or engineer stating that such Alterations were made in accordance with the plans and specifications, Applicable Laws and this Lease. Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever against and from all Claims of third parties regarding Alterations of Tenant, which indemnity shall survive the termination of this Lease.

11.	MECHANICS’ LIENS.

If any Lien is filed against any portion of the Premises respecting material or work claimed to have been furnished to the Premises on Tenant’s behalf and at Tenant’s request (other than the work done pursuant to Paragraph 5), Tenant, at its own cost and expense, shall cause the Lien to be discharged of record or bonded against within thirty (30) days after the filing of the Lien. If Tenant posts a bond, Tenant shall contest the validity of the Lien by appropriate legal proceedings diligently conducted in good faith and without expense to Landlord. If Tenant fails to cause the Lien to be discharged of record or bonded against within the ten (10) day period or shall fail to satisfy the Lien within thirty (30) days after any judgment in favor of the Lien holder from which no further appeal might be taken, then Landlord shall have the right to cause the Lien to be discharged. Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever against and from all third party Claims regarding any Lien, which indemnity shall survive the termination of this Lease. All amounts paid by Landlord to cause the Lien to be discharged, plus interest on such amounts at the Default Rate shall constitute Other Charges payable by Tenant to Landlord. Nothing contained in this Paragraph 11 shall constitute Landlord’s consent to subject the Project to a Lien.

12.	MAINTENANCE AND REPAIR.

(a)	Tenant’s Maintenance.

Tenant, at its sole cost and expense, shall take good care of, maintain and repair the Premises, any and all appurtenances thereto and any Alterations, including but not limited to, the doors and interior walls of the Premises; special light fixtures; kitchen fixtures; auxiliary HVAC equipment; private bathroom fixtures (excluding the existing bathrooms), and any other type of special equipment, together with related plumbing or electrical services; and rugs, carpeting, wall coverings, drapes or blinds within the Premises, whether installed by Tenant or by Landlord on behalf of Tenant, and whether or not such items will become Landlord’s property upon the termination of this Lease. Notwithstanding the provisions of this Lease, if repairs required to be made by Tenant become immediately necessary to avoid possible injury or damage to persons or property, Landlord may, but shall not be obligated to, make repairs to such items at Tenant’s expense, which shall constitute Other Charges payable by Tenant to Landlord. Within thirty (30) days after Landlord renders a bill for the cost of the repairs, Tenant shall reimburse Landlord.

(b)	Landlord’s Maintenance.

Subject to Paragraph 12(a) above, Landlord shall maintain and repair the Project, including, but not limited to, the roof, foundation, exterior walls and windows, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC and plumbing, all in good condition and repair and in accordance with Applicable Laws. Tenant shall notify Landlord immediately when any repair to be made by Landlord is necessary, after which notice Landlord shall have reasonable opportunity to repair same. To make any repairs or perform any maintenance, Landlord may temporarily block, close or change any entrances, doors, corridors, elevators, or other facilities in the Project, the Building or in the Premises, and may temporarily close, block or change any Common Areas. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience and Tenant shall not be entitled to any abatement of Rent by reason of any repairs, maintenance or replacements made by Landlord under this Lease or by reason of any repairs, maintenance or replacements not made by Landlord but which Tenant determines are necessary. If any portion of the Project, the Building or the Premises is damaged through the fault or negligence of Tenant or the Tenant Parties and Landlord is obligated to repair the damage pursuant to this Paragraph 12(b), Landlord shall make such repairs and Tenant shall, on demand, pay to Landlord the cost of such repairs in excess of the insurance proceeds, if any, received by Landlord, together with interest at the Default Rate, as Other Charges or upon request from Landlord, Tenant shall promptly and properly repair the same at no cost to Landlord. If Landlord fails to perform any maintenance or make any repairs or replacements required to be performed or made by Landlord within thirty (30) days after notice of the need therefore from Tenant (or such longer time as is reasonably necessary given the required repair or replacement) then Tenant may, after ten (10) days additional notice to Landlord, itself perform such maintenance or make such repairs. In such event Landlord shall, within thirty (30) days after receipt of demand, reimburse Tenant for the actual documented costs incurred by Tenant.

(c)	Landlord’s Right to Enter Premises.

Landlord and the Landlord Parties, upon not less than 24-hours advance notice which may be verbal, and otherwise at reasonable times, and without notice and at any time in the event of an emergency, may enter the Premises to (i) take any and all measures, including inspections, repairs, alterations to the Premises or to the Building or the Project generally, as may be necessary or desirable to safeguard, protect or preserve the Premises, the Building or the Project generally, or Landlord’s interests; (ii) operate or improve the Building or the Project generally; (iii) comply on behalf of Tenant with all Applicable Laws, if Tenant fails to do so; (iv) examine the Premises to verify Tenant’s compliance with its obligations of this Lease; (v) exercise any rights with respect to the Premises that Landlord may exercise if a Tenant Default exists; (vi) exhibit the Premises to prospective tenants during the last nine (9) months of the Term; or (vii) exhibit the Premises to any prospective purchaser or Lender on the Project and to others having a legitimate interest at any time.

13.	COMMON AREAS.

(a)	Grant.

Landlord grants to Tenant and the Tenant Parties, a nonexclusive license to use, in common with all others to whom Landlord has granted or may grant a license to use, the Common Areas in the Building and the Common Areas servicing the Building (specifically excluding Common Areas located in other office buildings in the Project), subject to the Building Rules. Tenant shall have access to the Premises twenty-four (24) hours a day seven (7) days a week. Landlord may require persons desiring access to the Project and the Premises to comply with reasonable security regulations. Tenant shall not obstruct or use the Common Areas for any purpose other than for ingress to and egress from the Premises. The Common Areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access to the Common Areas by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. Neither Tenant, the Tenant Parties nor Tenant’s contractors and invitees shall go upon the roof or mechanical floors into mechanical areas of the Building or any portion of the Common Areas that Landlord has prohibited access.

(b)	Parking.

(i) Tenant shall be allotted in the Parking Garage the number of nonreserved and/or reserved parking spaces identified as “Parking Spaces” in Paragraph l(n) above, which is based upon a total parking ratio of 4.5 spaces per 1,000 square feet of NRA leased. However, until such time as 85% of the NRA of the Building is first leased, Landlord agrees that Tenant’s actual total parking allotment shall be 10 reserved parking spaces and 267 unreserved parking spaces (being a ratio of 5 total spaces per 1,000 square feet of NRA leased by Tenant). At such time as 85% of the NRA of the Building is first leased, Landlord may, upon 90 days’ written notice to Tenant, reduce Tenant’s total unreserved parking allotment to that set forth in Paragraph l(n) (it being agreed that Tenant shall retain the right for up to ten (10) reserved parking spaces). Landlord shall have the right to designate areas in the Parking Garage for the use of the Building, and Tenant and its employees shall not park in areas of the Parking Garage not so designated, specifically including entrances. Upon written notice from Landlord, Tenant shall furnish to Landlord, within five (5) days after receipt of such notice, the state automobile license numbers assigned to the automobiles and address information of Tenant and its employees. Landlord shall not be liable for any illegally parked vehicle of Tenant or its employees that Landlord tows from the Project. Landlord shall have no liability to Tenant for any damages or claims arising from the use of the Parking Garage or any other parking areas at the Project by Tenant, other tenants, or their customers, invitees or employees. Landlord is not responsible for the policing or enforcement of the exclusivity of the Parking Garage or any other parking areas at the Project, but Landlord shall have the right to require that Tenant and the Tenant Parties use no more than the number of reserved and nonreserved parking spaces allotted to Tenant. If any area of the Parking Garage is subject to access control devices, Tenant shall be issued key cards, not in excess of the number of parking spaces originally allotted to Tenant at no charge to Tenant. If any of the key cards issued to Tenant are lost or if Tenant requires additional key cards for any additional parking spaces leased by Tenant, Landlord shall charge Tenant the sum of Twenty Five Dollars ($25.00) or such other amount as Landlord may determine from time to time for each replacement or additional card issued.

(ii) Tenant will pay to Landlord rental for the allocated parking spaces at the rates established from time to time for reserved parking and unreserved parking by Landlord. Parking rentals will begin to accrue on the date Tenant first take occupancy of the Premises for purposes other than those allowed in the Work Letter and will be due and payable on the first (1st) day of each calendar month thereafter until the end of the Term as Other Charges. The failure of Tenant to timely pay such parking rentals shall constitute a Tenant Default. The initial parking rental rates shall be as follows:

Type Parking	Period	Monthly Rate

Reserved Parking	First occupancy through Month 12 of the initial Term	$0.00 per space

	Months 13-90 of initial Term:	$50.00 per space

Unreserved Parking	First occupancy through end of initial Term	$0.00 per space

Parking rentals during any partial month at the beginning or end of the Lease shall be prorated based upon the number of days in such month. At any time after the first twelve (12) months of the Term, and upon thirty (30) days written notice to Landlord, Tenant may convert its reserved parking allotment to unreserved parking or, alternatively, permanently surrender one or more of its reserved spaces.

(iii) Use of the Parking Garage shall be subject to such rules and regulations as may be established from time to time by Landlord. In the event of any repeated violations by Tenant or any of its guests, invitees, licensees, or employees of the rules and regulations established by Landlord with respect to parking, Landlord shall have the right -to revoke Tenant’s parking privileges hereunder by written notice to Tenant without terminating the Lease. The following rules and regulations are in effect until notice is given to Tenant of any change:

•	Cars must be parked entirely within the painted stall lines.

•	All directional signs and arrows must be observed.

•	The speed limit shall be five (5) miles per hour.

•

Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces not rented to Tenant.

•	Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.

•	Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-sized cars shall be parked in parking spaces limited to compact cars.

(iv) If during the Term Landlord offers any tenant of the Building leasing, or prospective tenant of the Building offered to lease, a Net Rentable Area of 20,000 square feet or more (excluding JPMorgan Chase Bank and its affiliates and its and their successors and assigns) a parking ratio in excess of that then allocated to Tenant, Landlord shall offer Tenant the right to lease additional unreserved parking spaces at the higher ratio (less Tenant’s reserved parking spaces) and at rates offered to such other party for unreserved parking spaces.

(c)	Right to Change Common Areas.

Landlord may do and perform such acts in and to the Common Areas as, Landlord, in its good business judgment, shall determine to be advisable. Landlord may make alterations, additions, deletions or changes to the Common Areas, including, but not limited to, changes in its size and configuration.

14.	BUILDING SERVICES.

(a)	Landlord’s Services.

Landlord, at its cost and expense subject to reimbursement under Paragraph 6(b) above, shall provide the following services:

(i) electric power to the Premises during Normal Business Hours in reasonable amounts necessary for normal office use, lighting and HVAC;

(ii) water for drinking, lavatory and toilet purposes from the regular Building supply (at the prevailing temperature) through fixtures installed by Landlord (or by Tenant with Landlord’s prior written consent);

(iii) HVAC to the Premises during Normal Business Hours sufficient to maintain a temperature in the Premises between 68 degrees and 72 degrees Fahrenheit;

(iv) janitorial services to the Premises as specified in Schedule 14(a). Tenant shall not provide any janitorial service without Landlord’s prior written consent. If Landlord consents to janitorial service provided by Tenant, the same shall be subject to the Building Rules and to Landlord’s supervision, but at Tenant’s sole cost and expense (without reduction in Base Rent or Additional Rent). Tenant shall cooperate with any janitorial service in keeping the Premises neat and clean. Landlord shall be in no way responsible to Tenant, its agents, employees or invitees, for any loss of property from the Premises or for any damage to property thereon, from any cause.

(v) if the Building contains elevators, passenger elevator service and freight elevator service (as reasonable scheduling permits) to the floors on which the Premises are located;

(vi) maintenance of the Common Areas in accordance with Applicable Laws and consistent with first class office buildings in the suburban Dallas, Texas area located along the Dallas North Tollway between 1-635 (LBJ Freeway) and S.H.—190 (George Bush Tollway);

(vii) Subject to Landlord’s reasonable security procedures, access to the Premises by Tenant’s employees 24-hours per day; and

(viii) Landlord shall provide a professional security service for the Project 24 hours per day, 365 days per year.

(b)	Excess usage of Services.

(i) Tenant shall not connect or use any installation or equipment in the Premises that in any way may increase the amount of Landlord’s Services usually furnished or supplied to tenants in the Building, without Landlord’s consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if Tenant uses Landlord’s Services during hours other than as stated in Paragraph 14(a) above or Tenant’s installations or equipment in the Premises require higher than normal consumption of utilities, Landlord may charge Tenant for such excess services as Other Charges, or at Landlord’s option, Landlord, at Tenant’s expense, may install a submeter for the utilities necessary for such installations or equipment, in which event Landlord shall charge Tenant for such utility usage as Additional Rent. Without limitation, Tenant shall pay for HVAC service required during other than Normal Business Hours for full floors leased by Tenant at Landlord’s actual cost thereof. HVAC service required during other than Normal Business Hours for partial floors leased by Tenant will be provided at the rate of $50.00 per hour.

Tenant’s electrical equipment and overhead lighting shall be restricted to that equipment which individually and collectively does not have a rated capacity greater than equipment and lighting normally utilized in general office use, as reasonably determined by Landlord, which in no event shall exceed a collective average of six (6) watts per square foot of area within the Premises. Without limitation of subparagraph (i) above, if Landlord determines that Tenant’s consumption of electrical services exceeds normal consumption for general office use, or exceeds the capacity of existing wiring, risers or feeders to the Building, then Landlord shall be entitled, in its reasonable discretion, to require Tenant to terminate any excess usage and, in such event, Tenant shall, at its sole cost and expense, remove any equipment and/or lighting necessary to achieve compliance within ten (10) days after receiving notice from Landlord. At Landlord’s option, in the event Landlord elects to provide any such excess electrical requirements, electrical current for such equipment and machinery may be provided by Landlord through metering devices installed, at Tenant’s expense, by Landlord or the utility company providing such service. In the event Tenant has excess electricity requirements which is not separately metered, Landlord’s engineer shall be entitled to determine the amount of excess electricity to be allocated to Tenant based upon the power requirements of any such equipment or machinery. Tenant shall pay for all costs of installation and maintenance of submeters, wiring, air conditioning and other items required by Landlord, in Landlord’s discretion, to accommodate Tenant’s excess design loads and capacities. Tenant shall pay to Landlord within ten (10) days following receipt of a request therefor, the cost of the excess consumption of electrical service at rates from time to time determined by Landlord, such request to include the basis for Landlord’s determination of such excess service.

(c)	Interruption of Services.

Any one or more of Landlord’s Services may be interrupted or diminished (i) temporarily by Landlord or other person until certain repairs, alterations or other improvements to the Premises or other parts of the Project can be made or (ii) by any event or cause which is beyond Landlord’s reasonable control, including, without limitation, any ration or curtailment of utility services. Landlord does not represent, warrant or guarantee to Tenant the continuous availability of Landlord’s Services. Any such interruption or diminishment shall not be deemed or construed to be an interference with Tenant’s right of possession, occupancy and use of the Premises, shall not render Landlord liable to Tenant for damages or entitle Tenant to any reduction of Rent, and shall not relieve Tenant from its obligation to pay Rent and to perform its other obligations under this Lease. Landlord shall use commercially reasonable efforts to restore service as quickly as possible and to give appropriate notice of interruption and attempt to schedule such interruption to occur during hours other than Normal Business Hours. Notwithstanding anything to the contrary in this Paragraph 14(c), if any of Landlord’s Services are interrupted for a period longer than five (5) consecutive business days, Tenant cannot use the Premises for Tenant’s Permitted Use as a result of such interruption and such interruption was caused by Landlord or the Landlord Parties, Tenant shall be entitled to an abatement of Rent for each day from and after such fifth (5th) consecutive day until such utility or service is restored.

(d)	Energy Conservation.

Tenant shall cooperate fully with Landlord to assure the effective operation of the Building’s HVAC systems, including the closing of Venetian blinds and drapes, and if windows are operable, to keep them closed when the HVAC system is in use. Tenant shall use strict care and caution to ensure that all electricity is carefully shut off to prevent waste or damage. If energy or water shortages in the region in which the Project is located necessitate reduced or curtailed energy or water consumption on the Project, Tenant shall comply with all Applicable Laws with respect to energy or water consumption, and during such period of time as such governmental authority may so require, Tenant shall reduce or curtail operations in the Premises as shall be directed by such governmental authority. Compliance with such rules and/or such reduction or curtailment of operation shall not constitute a breach of Landlord’s covenant of quiet enjoyment or otherwise invalidate or affect this Lease, and Tenant shall not be entitled to any diminution or abatement in Rent During The Periods Of Reduction Or Curtailment Of Operations.

15.	ESTOPPEL CERTIFICATES.

Within fourteen (14) days after written request by the Asking Party, the Answering Party shall execute and deliver to the Asking Party or to any third party with whom the Asking Party is dealing, an estoppel certificate, in form and substance substantially similar to that attached as Schedule 15 and incorporated herein by reference. The Answering Party may make such modifications to such estoppel certificate as may be necessary to make such certificate true and accurate.

16.	INDEMNIFICATION.

(a)	Tenant’s Indemnity

Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever against and from all third party Claims for personal injury, bodily injury, death or property damage for (i) incidents occurring on or about the Premises, except caused by the negligent or intentional act or omission of Landlord or the Landlord Parties; or (ii) incidents occurring on or about the Project (other than the Premises) caused by the negligent or intentional act or omission of Tenant or the Tenant Parties.

(b)	Landlord’s Indemnity.

Landlord shall indemnify, protect, defend and hold harmless Tenant and the Tenant Parties forever against and from all third party Claims for personal injury, bodily injury, death or property damage for (i) incidents occurring on or about the Common Areas, except caused by the negligent or intentional act or omission of Tenant or the Tenant Parties; or (ii) incidents occurring on or about the Project other than the Common Areas caused by the negligent or intentional act or omission of Landlord or the Landlord Parties.

(c)	Duty to Defend.

With respect to any indemnity contained in this Lease, the indemnitee shall give written notice to the indemnitor of a Claim subject to indemnification. The indemnitor shall assume the defense of such Claim and select legal counsel who shall be reasonably acceptable to the indemnitee. The indemnitee shall have the right to participate in its defense of the Claim at its own cost and expense. The indemnitor shall not settle any Claim without the consent of the indemnitee. If the indemnitor, within ten (10) days after the initial notice from the indemnitee, does not acknowledge in writing that the indemnitor is assuming defense of the Claim and designate counsel who will be handling the matter, the indemnitee may retain counsel and assume defense of the Claim at the cost and expense of the indemnitor, including all reasonable attorneys fees and other professional fees incurred by the indemnitee, and the indemnitor shall be responsible for payment of any resulting judgment or settlement.

(d)	More Than One Party at Fault.

When the Claim is caused by the joint negligent or intentional act or omission of (i) the indemnitor and the indemnitee or (ii) the indemnitor and a third party other than the indemnitor’s agents, employees or invitees, the indemnitor’s indemnification shall be in proportion to the indemnitor’s allocation share of the joint negligent or intentional act or omission.

The provisions of this Paragraph 16 shall survive the termination of this Lease.

17.	INSURANCE.

(a)	Tenant’s Insurance.

Tenant, at its sole cost and expense, shall procure and maintain the following types of insurance:

(i) Commercial general liability insurance against injuries to persons occurring in, upon or about the Project, with minimum coverage of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate coverage per one (1) accident or disaster, and One Million Dollars ($1,000,000.00) for property damage;

(ii) “Special form” property insurance on Tenant’s Personal Property for its full insurable value on a replacement cost basis;

(iii) Business interruption insurance, against loss or damage resulting from the same risks as are covered by the insurance mentioned in subparagraph (ii) above in an amount equal to the aggregate of one (1) year’s requirement of (A) Base Rent, (B) Additional Rent, and (C) insurance premiums necessary to comply with this Paragraph 17(a); and

(iv) Workers’ Compensation or similar insurance, if and to the extent and in form and amounts required by Applicable Laws.

Tenant shall name Landlord, Lender and Landlord’s property manager as an additional insured on its liability insurance and may meet the liability requirements through an umbrella or excess insurance policy. Tenant’s liability insurance shall be primary with respect to the Premises and secondary with respect to the Project other than the Premises. Tenant’s Insurance shall be written with a company or companies reasonably satisfactory to Landlord, having a policyholder rating of at least “A” and be assigned a financial size category of at least “Class X” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies, and authorized to engage in the business of insurance in the state in which the Premises are located. Tenant shall deliver to Landlord customary insurance certificates evidencing such paid-up insurance and if requested by Landlord copies of such policies. Tenant’s Insurance shall further provide that the same may not be canceled, terminated or modified unless the insurer gives Landlord and Lender at least thirty (30) days prior written notice of such cancellation, termination or modification.

(b)	Landlord’s Insurants.

Landlord shall procure and maintain the following types of insurance, the cost of which shall be subject to reimbursement under Paragraph 6(b) above:

(i) Commercial general liability insurance against injuries to persons occurring in, upon or about the Project, with minimum coverage of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate coverage per one (1) accident or disaster, and One Million Dollars ($1,000,000.00) for property damage;

(ii) “Special form” property insurance on the Building for its full insurable value on a replacement cost basis; and

(iii) Such other insurance or additional or higher coverage as Landlord may deem commercially reasonable for buildings similar to the Project or may be required by Lender.

Landlord may meet its liability insurance requirements through an umbrella or excess insurance policy. Landlord’s liability insurance shall be primary with respect to the Project other than the Premises and secondary with respect to the Premises. Landlord, in its sole discretion, shall have the right to self-insure in whole or in part and to determine the amount of any deductible under Landlord’s Insurance.

(c)	Increase in Premiums.

If Tenant’s breach of its obligations under this Lease or Tenant’s use and occupancy of the Premises increases the insurance premiums payable by Landlord or any other tenant, Tenant shall pay to Landlord, as Rent, an amount equal to any increase in such insurance premiums.

18.	WAIVER OF CLAIMS; WAIVER OF SUBROGATION.

Notwithstanding anything to the contrary contained in this Lease, Landlord or Tenant, as the case may be, shall not be liable to, and releases all Claims against, the other party, the Landlord Parties or the Tenant Parties, as the case may be, or any insurance company for such party’s business interruption, loss of rents or any loss or damage to personal or real property located within or constituting part of or all of the Project arising in any manner, including, but not limited to, from vandalism; the failure, breakage, leakage, inadequacy, defect or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, downspouts or the like or of the electrical, gas power, conveyor, refrigeration, sprinkler, or HVAC systems; or the elements AND WHETHER OR NOT CAUSED BY THE FAULT OR SOLE OR CONCURRENT NEGLIGENCE OF ANY LANDLORD OR TENANT PARTIES; provided, however, this release does not apply to claims caused by a party’s willful misconduct. Notwithstanding the foregoing, this release shall apply only to the extent that such business interruption or loss or damage is caused by perils covered by insurance or was required to be covered by insurance pursuant to this Lease and this release shall not apply to the amount of any deductible under any insurance policy. Nothing in this Paragraph 18 shall be construed to impose any other or greater liability upon either Landlord or Tenant than would have existed in the absence of this Paragraph 18. Because this Paragraph 18 will preclude the assignment of any claim mentioned in it by way of subrogation (or otherwise) to an insurance company (or any other person), each party to this Lease agrees immediately to give to each insurance company that has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this paragraph, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverage because of the mutual waivers contained in this Paragraph 18.

19.	ASSIGNMENT AND SUBLEASE.

(a)	Prohibition; Request for Consent.

Tenant’s Assignment shall be prohibited, unless Tenant receives Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord may be arbitrary in withholding its consent to Tenant’s proposed mortgaging, collaterally assigning, hypothecating or encumbering the Lease. To request Landlord’s consent to a proposed Assignment, Tenant must provide Landlord in writing the following: (i) the name and address of the proposed Assignee; (ii) the nature of the proposed Assignee’s business that it will operate in the Premises; (iii) the material terms of the proposed Assignment and any proposed or executed agreement documenting such terms; (iv) reasonable financial information certified by an independent public accountant or, if not available, certified by an officer of the proposed Assignee so that Landlord can evaluate the proposed Assignee and its principal owners and (v) the nature and character of the experience of the principal owners of the proposed Assignee. Landlord shall have fifteen (15) days after Landlord receives Tenant’s request for Landlord’s consent and required documentation to (i) grant consent to the Assignment; (ii) reasonably withhold consent to the Assignment (it being agreed that withholding of consent to an Assignment to an entity whose financial responsibility, reputation and experience meet the same criteria Landlord then uses to select comparable Project tenants would be unreasonable); or (iii) terminate this Lease effective thirty (30) days after notice to Tenant (the “Recapture Right”); provided, however, that such fifteen (15) day period may be extended if Tenant does not reasonably provide the information requested and further provided that Landlord’s exercise of the Recapture Right shall be void if Tenant withdraws in writing its request for consent within five (5) days after receipt of notice from Landlord of the exercise of the Recapture Right. Landlord’s consent shall not be considered unreasonably withheld or conditioned if consent is denied because: (A) the proposed Assignee’s financial responsibility, reputation and experience do not meet the same criteria Landlord uses to select comparable Project tenants; (B) the proposed Assignee’s business is not suitable for the Project considering the business of the other tenants and the Project’s prestige; (C) the proposed use is inconsistent with Tenant’s Permitted Use; or (D) a Tenant Default exists. Landlord may charge Tenant a reasonable fee not to exceed $500.00 to process the proposed Assignment and Tenant shall further pay Landlord’s legal expenses in connection therewith, all as Other Charges. Landlord’s consent to an Assignment shall not be deemed to be consent to any future Assignment. Notwithstanding the foregoing, though an Assignment hereunder, the following transactions shall not require Landlord’s consent or otherwise be subject to the foregoing provisions of this Paragraph 19(a) so long as Tenant provides notice to Landlord within thirty (30) days after the occurrence of such transactions: (a) a transfer by operation of law, merger or consolidation, or a change in less than fifty percent (50%) of the voting stock or other ownership interests of Tenant or its direct or indirect parent; (b) an assignment of this Lease in connection with the sale by Tenant of substantially all of its assets (provided that the Assignee has at the time of such assignment a net worth of at least that of Tenant on the Date of the Lease), (c) the assignment of this Lease and the sublease of the Premises to any corporation, partnership or limited liability company that controls, is controlled by, or is under common control with, Tenant and remains such during the Term of this Lease, or (d) a change of control of Tenant resulting from the sale or issuance by Tenant or its general partner of their voting stock on a nationally recognized public stock exchange (the forgoing being collectively, a “Permitted Assignment”). Landlord shall have no Recapture Right in connection with any Permitted Assignment

(b)	Conditions of Assignment.

Any Assignment by Tenant is subject to the following:

(i) The terms of this Lease;

(ii) The continuing liability of Tenant for all Lease obligations;

(iii) If Tenant receives any consideration under the Assignment in excess of the Base Rent (or the pro rata share of Base Rent in the case of a sublease of a portion of the Premises), then the payment by Tenant to Landlord, as Rent, of fifty percent (50%) of such excess received by Tenant after the payment of reasonable leasing commissions, any necessary improvement allowances granted by Tenant (subject to Paragraph 10), and any other actual costs reasonably and necessarily incurred by Tenant in connection with the Assignment, such to be amortized over the Assignment term;

(iv) Upon the occurrence of a Tenant Default under Paragraph 25(a)(i), the right of Landlord to collect directly from the Assignee all Rent becoming due to Tenant by reason of the Assignment, which shall not be construed to be a novation or a release of Tenant from the further performance of its obligations under this Lease;

(v) If a Tenant Default exists and Landlord terminates this Lease, the right of Landlord to require such Assignee to attorn to Landlord as if Landlord were the landlord under the sublease;

(vi) Landlord’s execution of an Assignment consent form; and

(vii) The delivery by Tenant to Landlord, promptly after execution, of an executed copy of the Assignment executed by Tenant and the Assignee.

Notwithstanding any Assignment, Tenant and any guarantor of Tenant’s obligations under the Lease shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for the performance of and compliance with all of the other obligations and duties of the “Tenant” under this Lease (even if future Assignments occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Tenant’s approval has been obtained for such future Assignments). Any assignee of Tenant’s rights under this Lease shall be deemed to have assumed each and every of Tenant’s duties, liabilities and obligations hereunder, though Tenant is not thereby released. Lastly, there may be no partial Assignments (other than any sublease that is a Permitted Assignment or as is described in subparagraph (e) below).

(c)	Landlord’s Assignment.

If the Building is sold or transferred, Landlord, as seller, shall be automatically and entirely released of its Lease obligations from and after the date of conveyance or transfer, provided the purchaser has assumed Landlord’s obligations of this Lease to be performed on the part of Landlord. Tenant acknowledges that Landlord’s obligations of this Lease shall be binding upon a landlord only during its respective period of ownership.

(d)	Successors and Assigns.

This Lease shall be binding upon and shall inure to the benefit of the parties to this Lease and their respective successors and assigns, subject to the restrictions in Paragraph 19(a) above.

20.	QUIET ENJOYMENT.

If no Tenant Default exists, and subject to the terms of this Lease, Tenant shall peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord, except for regulations imposed by any governmental or quasi-governmental agency on the occupancy of Tenant or the conduct of Tenant’s business operations.

21.	COMPLIANCE WITH LAWS AND RULES .

(a)	Tenant’s Compliance.

Tenant, at its sole cost and expense, shall promptly observe and comply with all Applicable Laws respecting (i) Tenant’s use of the Premises; and (ii) the physical condition of the Premises to the extent that such compliance does not require structural alteration of the Premises, unless Tenant creates such condition as a result of its use of the Premises. Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever against and from all third party Claims regarding the violation of any Applicable Laws with which Tenant is obligated to comply under this Paragraph 21 (a), which indemnity shall survive the termination of this Lease. Tenant shall give Landlord prompt notice of any violation of an Applicable Laws. Tenant, at its sole cost and expense, shall procure any permits and licenses required for the transaction of Tenant’s business in the Premises. Tenant and the Tenant Parties shall comply with the Building Rules. Landlord shall not be responsible or liable to Tenant for another tenant’s failure to observe the Building Rules, but Landlord shall not discriminate by unreasonably enforcing the Building Rules. To the extent that the Building Rules are inconsistent with the terms of this Lease, the terms of this Lease shall govern.

(b)	Landlord’s Compliance.

Except to the extent that Tenant is obligated to comply with Applicable Laws pursuant to Paragraph 21(a) above, Landlord shall comply with Applicable Laws regarding the Project. Landlord represents and warrants to Tenant that to Landlord’s best knowledge the Building, including all Common Areas, and the Premises are in compliance with all Applicable Laws as such exist on the Date of the Lease.

22.	HAZARDOUS DEVICES AND CONTAMINANTS.

(a)	Prohibition.

Except for Contaminants used in the ordinary course of business and in compliance with Environmental Laws, Tenant and the Tenant Parties shall not use, store, release, generate or dispose of or permit to be used, stored, released, generated or disposed of any Contaminants on or in the Premises. Tenant shall immediately deliver to Landlord complete copies of all notices, demands or other communications from any governmental authority or other third party alleging a Release or a violation of any Environmental Laws.

(b)	Indemnification.

(i) Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever from and against third party Claims, relating to any environmental liability resulting from (1) any Release of any Contaminant at the Premises or emanating from the Premises to adjacent properties or the surrounding environment; (2) any Release of any Contaminant in the Building, on the Project or any areas adjacent to the Project caused by Tenant or the Tenant Parties; (3) any generation, transport, storage, disposal, treatment or other handling of any Contaminant at the Premises, including, but not limited to, any and all off-site transport, storage, disposal, treatment or other handling of any Contaminant generated, produced, used and/or originating in whole or in part from the Premises; and (4) any activities at the Premises that in any way might be alleged to fail to comply with any Environmental Laws.

(ii) Landlord represents and warrants to Tenant to Landlord’s best knowledge that as of the Date of the Lease neither the Premises nor the Building contain any Contaminants in violation of Environmental Laws or which require remediation pursuant to Environmental Laws. Landlord shall indemnify, protect, defend and hold harmless Tenant and the Tenant Parties forever against and from all third party Claims, for any Release of any Contaminant caused by Landlord or the Landlord Parties or existing in the Premises or the Building on the Date of the Lease.

The provisions of this Paragraph 22(b) shall survive the termination of this Lease.

23.	FIRE AND CASUALTY.

(a)	Termination as a Result of Damage to the Building.

If the Building is subject to Damage and:

(i) the Damage affects more than twenty-five (25%) of the Building;

(ii) Lender shall not allow adequate insurance proceeds for repair and restoration;

(iii) the peril that caused the Damage is not covered by Landlord’s Insurance or insurance required to be maintained by Landlord under this Lease; or

(iv) the Lease is in the last twelve (12) months of the Term,

and Landlord decides not to repair and restore the Building, Landlord may terminate this Lease, by written notice to Tenant given within thirty (30) days after such Damage. If the Premises or access to the

Premises are subject to Damage, then Landlord’s termination shall be effective as of the date of such Damage; otherwise the termination shall be effective thirty (30) days after such notice. Any prepaid Rent shall be prorated as of the date of termination.

(b)	Termination as a Result of Damage to the Premises or Common Area.

If all or a substantial portion of the Premises are subject to Damage or the Common Areas are subject to Damage to the extent that it substantially interferes with Tenant’s use of the Premises and the Damage cannot be repaired within one hundred twenty (120) days after such Damage in either event using standard working methods and procedures, then either party may terminate this Lease by giving written notice to the other party within thirty (30) days after the date of the Damage, and the termination shall be effective as of the date of such Damage. Any prepaid Rent shall be prorated as of the date of termination.

(c)	Landlord’s Obligation to Rebuild.

Unless this Lease is terminated as set forth in Paragraphs 23(a) or 23(b) above, Landlord shall proceed with due diligence to restore the portion of the Premises and/or the Building subject to Damage to the condition that existed immediately before the Damage within one hundred twenty (120) days after the Damage (or such longer period if Landlord’s architect in his professional opinion determines that the Premises and/or the Building cannot be restored within one hundred twenty (120) day period), subject to the provisions of Paragraph 29 below. Subject to Force Majeure and tenant caused delays, including Tenant Delays, if Landlord fails to complete all repairs and restoration within one hundred fifty (150) days from the date of the Damage, and Landlord then fails to complete such repairs and restoration within thirty (30) days after written notice by Tenant thereof for reasons other than Force Majeure or tenant caused delays, including any Tenant Delays, Tenant may terminate this Lease by written notice to Landlord at any time prior to Landlord completing its repair and restoration obligations and the date of Tenant’s notice shall be deemed to be the last day of the Term of this Lease with the same force and effect as if such date were the date originally established as the expiration date hereof. Notwithstanding the foregoing, Landlord shall have no duty to restore or repair any damage to any Alterations made by Tenant or any of Tenant’s Personal Property. If an intentional or negligent act or omission of Tenant or a Tenant Party did not cause the Damage, Rent shall abate from the date of the Damage to date of completion of the restoration in proportion to that part of the Premises that is unfit for use in Tenant’s business.

24.	EMINENT DOMAIN.

(a)	Entire Taking.

If all or a substantial part of the Premises is subject to a Taking, this Lease shall terminate as of the date of vesting of title.

(b)	Termination by Tenant.

If twenty-five percent (25%) or more of the Premises is subject to a Taking, or the Taking materially and permanently interferes with or prohibits Tenant’s access to the Premises or the Parking Garage or results in a permanent reduction of Tenant’s parking ratio to less than 1 parking space per 222 square feet of NRA within the Premises (and Landlord cannot provide reasonable substitute spaces) Tenant may terminate this Lease by notifying Landlord of such termination within sixty (60) days after the date of vesting of title. This Lease shall expire on the date specified in such notice of termination, which date shall be not less than sixty (60) days after the giving of such notice. The Rent under this Lease shall be apportioned as of such termination date.

(c)	Termination by Landlord.

If twenty-five percent (25%) or more of the Building is subject to a Taking, then Landlord may terminate this Lease by notifying Tenant of such termination within sixty (60) days after the date of vesting of title. This Lease shall expire on the date specified in such notice of termination, which date shall be not less than sixty (60) days after the giving of such notice. The Rent under this Lease shall be apportioned as of such termination date.

(d)	Awards and Damages.

Landlord shall be entitled to receive the entire award paid for a Taking, Tenant assigning to Landlord all Tenant’s right, title and interest therein, if any. Nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of Tenant’s Personal Property, for the interruption of or damage to Tenant’s business or for Tenant’s moving expenses but only if such award is in addition to the award for the Project containing the Premises or is specifically allocated in such single award. Tenant shall have the right to any separate award sought by and made solely for Tenant.

(e)	Restoration of the Premises.

If this Lease is not terminated pursuant to this Paragraph 24, then Landlord, at its sole cost and expense, shall promptly repair and restore the Premises and the Common Areas to the condition that existed immediately before the Taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the condemnation award received by Landlord for the damage.

(f)	Temporary Condemnation.

If all or any part of the Premises are subject to a Taking for a limited period of time, this Lease shall remain in effect and shall not be cause for any reduction or diminution of Rent; provided, however, Tenant shall be entitled to any award for a temporary Taking.

25.	DEFAULT .

(a)	Events of Default.

Each of the following shall constitute a Tenant Default:

(i) Tenant fails to pay any Rent reserved hereby when due and such failure continues for a period of five (5) business days after receipt of written notice from Landlord; provided, however, that a Tenant Default will occur for failure to timely pay Rent without any obligation of Landlord to deliver any notice, written or otherwise, if Landlord has given Tenant written notice under this Section 25(a)(i) twice during the twelve (12) month period preceding the current failure by Tenant to timely pay an installment of Rent, though in such events Tenant will not be in default unless such failure to pay Rent continues after the fifth (5th) business day after the day such installment was due;

(ii) Tenant fails to perform or observe any of its obligations under this Lease other than the payment of Rent within thirty (30) days (or within a reasonable time period not to exceed ninety (90) days) if the same cannot be cured within such period so long as Tenant is diligently pursuing cure) after Landlord gives Tenant written notice of Tenant’s failure; or

(iii) Tenant fails to vacate or stay any of the following within sixty (60) days after it occurs:

(A) A petition in bankruptcy is filed by or against Tenant;

(B) Tenant is adjudicated as bankrupt or insolvent;

(C) A receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s assets; or

(D) Tenant makes an assignment for the benefit of creditors,

(b)	Landlord’s Remedies.

If a Tenant Default occurs, Landlord may, without further notice to Tenant, and in addition to and not in lieu of any other rights or remedies available to Landlord at law or in equity, exercise any one or more of the following rights:

(i) Landlord may terminate this Lease by giving notice of termination to Tenant, and reenter the Premises, by summary proceedings or otherwise, remove Tenant and all other persons and property from the Premises; or

(ii) Terminate Tenant’s right to possession of the Premises, in which case Landlord may reenter and take possession of the Premises, by summary proceedings or otherwise, without terminating this Lease and without relieving Tenant of its obligations under this Lease.

No reentry or repossession, repairs, alterations and additions, or reletting pursuant to an election by Landlord under Paragraph 25(b)(ii) shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder. If Landlord exercises either of the remedies provided in this Paragraph 25(b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by Applicable Laws, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

In order to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant and Landlord shall have no obligation to provide Tenant a key to new locks installed in the Premises or grant Tenant access to the Premises. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of the Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises. Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof. Tenant acknowledges that the provisions of this subparagraph of this Lease supersedes the Texas Property Code and Tenant further warrants and represents that it hereby knowingly waives any rights it may have thereunder.

Landlord’s remedies shall be cumulative. In addition to the other remedies in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted violation of any of the provisions of this Lease.

(c)	Landlord’s Damages.

If Landlord terminates this Lease or ends Tenant’s right to possess the Premises without terminating this Lease pursuant to Paragraph 25(b) above, Tenant shall be liable to Landlord for the following:

(i) any Rent that may be due or damages sustained prior to the termination of this Lease or Tenant’s right to possess the Premises;

(ii) additional damages, which, at the election of Landlord, shall be either:

(A) the present value of an amount equal to (1) Rent that would have become due during the remainder of the Term had no Tenant Default existed, less (2) the fair market rental rate for the remainder of the Term of this Lease, each discounted at the current five (5) year treasury bill rate, in which case such additional damages shall be payable to Landlord in one lump sum; or

(B) an amount equal to the Rent that would have become due during the remainder of the Term had no Tenant Default existed, less any sums, if any, Landlord receives by reletting the Premises during the Term, in which case such additional damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month and continuing until the date on which the Lease would have expired but for the termination of the Lease or termination of possession, and any suit or action brought to collect such monthly installments shall not in any manner prejudice the right of Landlord to collect such additional monthly installments for any subsequent month by a similar proceeding; and

(iii) all reasonable costs, fees and expenses, including, but not limited to, storage fees, attorneys’, brokers’ and other professional fees, incurred by Landlord in pursuit of its remedies under this Lease or in renting the Premises to others from time to time.

The foregoing damages shall be due and payable immediately upon demand by Landlord and shall bear interest at the Default Rate until paid. Landlord shall not be required to give Tenant notice of its elections under this Paragraph 25(c).

(d)	Reletting the Premises.

Upon the termination of Tenant’s right to possess the Premises pursuant to Paragraph 25(b)(ii) hereof, Landlord shall use commercially reasonable efforts to mitigate damages through reletting, provided that: (i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and non-appealable legal right to relet the Premises free of any claim of Tenant; (ii) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in the Project suitable for that prospective tenant’s use are (or soon will be) available; (iii) Landlord shall not be obligated to lease the Premises to a replacement tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the same market area as the Project, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Project; (iv) Landlord shall not be obligated to enter into a lease with a replacement Tenant whose use would: (1) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project; (2) adversely affect the reputation of the Project; or (3) be incompatible with the operation of the Project for general office use; (v) Landlord shall not be obligated to enter into a lease with any proposed replacement tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; (vi) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed replacement tenant unless Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such replacement tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of a Tenant Default) or Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such replacement lease; (vii) Landlord may relet all or any part of the Premises, alone or together with any other premises, for such term (which may be greater or less than the balance of the remaining portion of the Term) and upon such other terms (which may include concessions or free rent and alterations of the Premises) as Landlord, in its absolute discretion, may determine, and (viii) if Landlord receives in connection with any reletting any consideration or rent that is in excess of that payable under this Lease, such excess shall be Landlord’s sole property and Tenant shall not be entitled thereto. Landlord shall not be liable for, and Tenant’s obligations shall not be diminished by reason of, any failure by Landlord to relet the Premises or any failure of Landlord to collect any rent due upon such reletting. Tenant agrees that if Landlord elects to terminate this Lease pursuant to Paragraph 25(b)(i) and to recover damages pursuant to Paragraph 25(c)(ii)(A), the stated computation of such damages includes the assumed mitigation of damages through the releasing of the Premises at the fair market rental rate and that Landlord shall have no further duty to mitigate damages in such event.

(e)	Landlord’s Self-help.

If Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith to pay expenses and employ counsel. Tenant shall pay upon demand all of Landlord’s costs, charges and expenses, including the fees of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations under this Lease or incurred by Landlord in any litigation, negotiations or transactions in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, which amount shall be deemed to be Other Charges. Landlord’s rights under this Paragraph 25(e) are in addition to, not in lieu of, any other remedies available to Landlord under this Lease.

26.	WAIVER OF DEFAULT OR REMEDY.

No waiver of any provision, or the waiver of the breach of any provision, of this Lease (i) shall constitute a future waiver of, or the waiver of any later breach of, such provision, (ii) shall justify or authorize the later nonobservance of same or any other provision of this Lease or (iii) shall estop Landlord. If a Tenant Default exists, Landlord’s acceptance of Rent or Landlord’s failure promptly to avail itself of its rights or remedies shall not be construed as a waiver of a Tenant Default or of Landlord’s right to pursue any remedy as a result of a Tenant Default, but Landlord may at any time, if the Tenant Default continues, assert any rights or remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

27.	TERMINATION OF THE LEASE.

(a)	Condition of the Premises.

At the termination of this Lease, Tenant shall remove all of Tenant’s Personal Property from the Premises, and shall return the Premises broom-clean and in as good a condition as when Tenant took possession or as same may thereafter have been put by Landlord, except for ordinary wear, loss by fire or other casualty, and repairs that Landlord is required to make under this Lease or in the alternative in a condition acceptable to Landlord. Tenant shall repair all damage to the Premises, the Building or the Project caused by the removal of Tenant’s Personal Property. If Tenant fails to remove any of Tenant’s Personal Property upon termination of this Lease, it shall be deemed to be abandoned and shall become the property of Landlord and the cost of removing such abandoned property shall be at Tenant’s cost and expense, or at Landlord’s option, Landlord may store such property in a public warehouse or elsewhere for the benefit of Tenant at Tenant’s sole cost and expense without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby. Tenant shall return all keys and electronic access cards to Landlord. If Landlord requests and subject to the conditions set forth in such request, Tenant shall remove any telecommunications equipment, any cables, conduits, wires, raised floors where ever installed.

(b)	Ownership of the Alterations.

All Alterations and the improvements made pursuant to Paragraph 5 shall become Landlord’s property upon installation and shall remain with the Premises at the termination of this Lease, without compensation, allowance or credit to Tenant; provided, however, Landlord may require that Tenant remove all or a portion of the Alterations at the termination of this Lease, at Tenant’s expense; provided that, Tenant shall not be required to remove any of the TI Work and, further, upon request by Tenant, Landlord will notify Tenant at the time Landlord grants any necessary consent to the Alterations as to whether or not Landlord will require their removal upon termination of this Lease. Except as provided in Paragraph 27(a) above, Tenant shall not, however, be required to remove pipes and wires concealed in floors, walls or ceilings, provided that Tenant properly cuts and caps the same, and seals them off in a safe, lawful and workmanlike manner, in accordance with Landlord’s reasonable requirements and all Applicable Laws. If Tenant does not remove any Alterations when requested by Landlord to do so, Landlord may remove the same and repair all damage caused thereby, and Tenant shall pay to Landlord the cost of such removal and repair immediately upon demand by Landlord, plus ten percent (10%) of the cost of such removal to reimburse Landlord for its administrative expense. Tenant’s obligation in the previous sentence shall survive the termination of this Lease.

(c)	Holding Over.

If Tenant retains possession of all or any part of the Premises after the termination of this Lease, including, but not limited to, for the sole purpose of removing Tenant’s Personal Property or any other items that Landlord has requested to be removed, Tenant shall be a tenant from month to month and Tenant shall pay Landlord (i) Base Rent and Additional Rent each month at the rates applicable for the last complete calendar month of the Term for the first two (2) months of the holdover, and (ii) Base Rent and Additional Rent at the rate of one hundred fifty percent (150%) of the rates in effect therefore for the last complete calendar month of the Term immediately prior to the termination of this Lease for the time Tenant remains in possession after such initial two (2) month holdover period. Tenant’s possession of the Premises during any period of holdover shall be subject to all other of Tenant’s obligations under this Lease. No acceptance of Rent by, or other act or statement whatsoever on the part of Landlord or its agent or employee, in the absence of a writing signed by Landlord, shall be construed as an extension of or as a consent for further occupancy. Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties forever against and from all third party Claims regarding Tenant’s retention of the Premises after the second (2nd) month of the holdover, including, but not limited to, any consequential damages from the loss of prospective tenants. Nothing contained in this Paragraph 27(c) shall be construed as giving Tenant a right of holdover or requiring Landlord to permit Tenant to holdover. The provisions of this Paragraph 27(c) are cumulative, do not exclude pursuit of Landlord’s right of re-entry or any other right under this Lease and shall survive the termination of this Lease.

28.	LANDLORD’S LIEN WAIVER.

Landlord hereby waives and relinquishes any and all liens, statutory or otherwise, it may now or hereafter have or hold, or have the right to have or hold, in and to all or any portion of Tenant’s property which may from time to time be located on or in the Premises. Additionally, upon request by any lender of Tenant, Landlord agrees to execute an instrument, in a form reasonably acceptable to Landlord, confirming such waivers or otherwise subordinating any such liens to the liens of such lender.

29.	FORCE MAJEURE .

If Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required under this Lease (other than the payment of Rent) by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, acts of terrorism, riots, insurrection, the act, failure to act or default of the other party, war or any other reason beyond the reasonable control of the party who is seeking additional time for the performance of such act, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of such delay. No such interruption of any service to be provided by Landlord shall ever be deemed to be an eviction, actual or constructive, or disturbance of Tenant’s use and possession of the Premises or the Project.

30.	SUBORDINATION OF LEASE.

(a)	Subordination.

Subject to Paragraph 30(b) below, this Lease shall be subordinate to any Mortgage, without the need to document further the subordination. However, if Landlord requests, Tenant shall execute and deliver to Landlord within fourteen (14) days any instrument, in recordable form in the jurisdiction in which the Project is located, evidencing the subordination that Landlord or Lender may reasonably request. Landlord represents and warrants to Tenant that the Building is not encumbered by any Mortgage as of the Date of the Lease. Landlord represents that no Mortgage encumbers the Building as of the date of the Lease.

(b)	Nondisturbance; Attornment.

Notwithstanding Paragraph 30(a) above, any subordination by Tenant of this Lease shall be subject to Landlord obtaining from the Lender a nondisturbance and attornment agreement stating that if

Landlord’s interest in this Lease is transferred by reason of foreclosure, deed in lieu of foreclosure, or other proceedings to enforce the Mortgage, (i) this Lease shall continue upon the same terms of this Lease for the balance of the Term with Lender or purchaser at foreclosure sale (the “Successor Landlord”) performing the obligations of Landlord; (ii) Tenant’s quiet possession shall not be disturbed if no Tenant Default exists; (iii) Tenant shall attorn to and recognize the Successor Landlord as landlord for the remaining Term; (iv) the Successor Landlord shall not be bound by (A) any payment of Rent for more than one (1) month in advance, except for the Security Deposit and free rent, if any, specified in this Lease, (B) any amendment, modification, or termination of this Lease without Successor Landlord’s consent which may be made after the Successor Landlord’s name is given to Tenant unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent, and (C) any liability for any act or omission of a prior Landlord, except to cure continuing defaults.

31.	NOTICES AND CONSENTS.

All notices, demands, requests, consents and approvals that may or are required to be given or delivered under this Lease shall be in writing and shall be deemed validly given (a) immediately upon hand delivery, (b) one (1) business day following deposit with a courier or express service guaranteeing next day delivery, (c) two (2) postal delivery days after deposit in the U.S. mails by certified mail, return receipt requested, or (d) immediately upon the telephonically confirmed receipt of a facsimile transmission, (a) if for Tenant at “Tenant’s Address” set forth in Paragraph l(d) above, or (b) if for Landlord at “Landlord’s Address” set forth in Paragraph l(a) above, with a copy to Landlord’s property manager at “Property Manager’s Address” set forth in Paragraph l(c) above. Landlord’s property manager may give notices on behalf of Landlord. Either party may change the person or address to whom notice is given by notifying the other party as provided in this Paragraph 31. Except for notices sent by facsimile as provided above, notices or communications sent or received by electronic means including, but not limited to, voicemail (or other recordings of oral conversations or messages) and electronic mail, shall not be binding on any party or effective for any purpose under this Lease, the parties agreeing that such electronic communications as may be sent and received by them or their employees, agents or other representatives are merely for the convenience of the parties and are not intended to be binding upon any party unless otherwise expressly agreed by them.

32.	INTENTIONALLY OMITTED.

33.	TELECOMMUNICATIONS.

If Tenant requests Landlord to permit a telecommunications provider to provide telecommunication services to Tenant, Landlord may condition its consent by requiring Tenant and/or such telecommunications provider to: (a) enter into a written agreement with Landlord; (b) pay reasonable compensation for the use of the Building’s Service Areas; (c) comply with Project standards regarding the method and manner of installation of any telecommunications equipment; (d) shall comply with Landlord’s telecommunications management program respecting telecommunications equipment and cables in the Common Areas or Service Areas; (e) provide evidence that a telecommunications provider is authorized to provide services pursuant to Applicable Laws; and (f) not interfere with any other telecommunications provider in the Project. Landlord shall have the right to insist on reasonable security regulations regarding the telecommunications areas. Landlord shall have complete control over the use of the conduits and risers that run adjacent to or through the Premises. Landlord at any time may recapture any unused conduit or riser space and may require Tenant to remove any cable in such conduit or riser space that is no longer in use. Tenant shall not cause any electromagnetic field interference. If Tenant generates any electromagnetic field interference, Tenant at its sole cost and expense, shall remove such interference. If Landlord requests, Tenant shall relocate any of Tenant’s Personal Property that creates electromagnetic field interference.

34.	BROKERAGE COMMISSION.

Except for Landlord’s Broker and Tenant’s Broker, Landlord and Tenant represent and warrant each to the other that each has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction. Landlord shall pay to Landlord’s Broker, a leasing commission as set forth in that certain Property Management Agreement between Landlord and Landlord’s Broker, from which Landlord’s Broker shall pay a “co-op” leasing commission to Tenant’s Broker. Tenant shall indemnify, protect, defend and hold harmless Landlord from and against any Claims by any other broker, agent or other person (including, without limitation, Tenant’s Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. The provisions of this Paragraph 34 shall survive the termination of this Lease.

35.	LIMITATION ON RIGHT OF RECOVERY AGAINST LANDLORD.

This Lease is executed by certain authorized representatives of Landlord, not individually, but solely on behalf of, Landlord. Tenant waives any rights to bring a cause of action against the individuals executing this Lease on behalf of Landlord and the Landlord Parties. The liability of Landlord under this Lease shall be limited to its equity in the Project and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of Landlord’s interest in the Project. No personal judgment shall remain against Landlord upon extinguishment of its rights in the Project and shall not give rise to any right of execution or levy against any other assets of Landlord or of the general partners of Landlord. The provisions of this Paragraph 35 are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord in the case of recovery of a judgment against Landlord. Tenant’s rights to obtain injunctive relief or avail itself of any other right or remedy which may be awarded to Tenant by law or under this Lease shall in no way be limited by this Paragraph 35. The provisions of this Paragraph 35 shall survive the termination of this Lease.

36.	SIGNS.

Tenant’s business name and suite number will be listed on the Building directory maintained by Landlord in the Building’s lobby, at Tenant’s cost (with the initial cost thereof to be deducted from the Allowance, as defined in the Work Letter). Tenant shall not otherwise display, inscribe, print, paint, maintain or affix on any place in or about the Building any sign, notice, legend, direction, figure or advertisement, except on the doors of the Premises or walls adjacent thereto, and then only such name(s) and matter, and in such color, size, place and materials, as shall first have been approved by Landlord in writing. Landlord reserves the right to install and maintain a sign or signs on the exterior or interior of the Building. Notwithstanding, and provided that Tenant leases and occupies a minimum of 47,000 square feet of NRA in the Building throughout the Term (the “Eyebrow Occupancy Requirement”), Landlord grants Tenant the right to install, at Tenant’s sole cost and expense, exterior “eyebrow” Building signage displaying the name of Tenant or the name of any Affiliate of Tenant (including trade names) at the Premises between the 3rd and 4th floor of the south and east faces of the Building. Further, upon and during the lease and occupancy by Tenant of not less than 100,000 square feet of NRA in the Building (the “Top of Building Occupancy Requirement”) and provided that at such time (i) at least three (3) years remain in the Term, and (ii) Tenant removes any eyebrow signage, Tenant shall have the right to install, at Tenant’s sole cost and expense and in lieu of the eyebrow signage, “top of the Building” signage on the east and south sides of the Building. Any eyebrow or top of Building signage must be installed and displayed in a first-class manner consistent with the Building generally and any other signage located thereon. Any exterior signage must in any event comply with all Applicable Laws and plans for such signage are further subject to Landlord’s prior review and approval. Within fifteen (15) days after the termination of this Lease for any reason or the failure by Tenant to meet the Eyebrow Occupancy Requirement, with respect to any eyebrow signage, or the Top of Building Occupancy Requirement, with respect to top of Building signage, and notice thereof from Landlord, Tenant shall remove all of the subject exterior signage in a good and workmanlike manner, repairing all damage to the Building that may be caused thereby, at Tenant’s sole cost and expense. Within fifteen (15) days after the termination of this Lease for any reason, Tenant shall remove all exterior Building signage at its sole cost and expense and repair all damages caused thereby, all in a good and workmanlike manner and in accordance with all Applicable Laws. At no time may Tenant have both eyebrow and top of Building signage. In determining whether or not three (3) years remain in the Term for purposes of satisfaction of the Top of Building Occupancy Requirement, no consideration shall be given to any available Renewal Options (as defined in Rider No. 1 hereto) unless a Renewal Option has actually been exercised by Tenant and such exercise is irrevocable by Tenant.

37.	LOCKS.

No additional locks or similar devices shall be attached to any door or window without Landlord’s prior written consent. Except for those keys provided by Landlord, no keys for any door shall be made. If more than two keys for one lock are desired, Landlord will provide the same upon payment by Tenant. Tenant shall close and securely lock the doors and windows, if operable, of the Premises before leaving the Building.

38.	EMPLOYMENT.

Tenant shall not contract for any work or service that might involve the employment of labor incompatible with the Project employees or employees of contractors doing work or performing services by or on behalf of Landlord.

39.	PLUMBING.

Tenant must observe strict care and caution that all water faucets and water apparatus are shut off before Tenant or its employees leave the Building to prevent waste or damage. Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Tenant shall pay for any damage resulting to any such fixtures or appliances from misuse by Tenant and Landlord shall not in any case be responsible for such damage.

40.	CERTAIN RIGHTS RESERVED TO LANDLORD.

Landlord reserves the following rights: (a) name the Building and/or the Project and change the name or street address of the Building or the Project; (b) designate all sources furnishing sign painting and lettering, ice, drinking water, towels, toilet supplies, shoe shining, vending machines, mobile vending service, catering, and like services used in the Building or the Project (excluding the Premises); and (c) install vending machines of all kinds in the Project, excluding the Premises, and to provide mobile vending service for the Project, and to receive all of the revenue derived from such machines or services.

41.	MISCELLANEOUS.

Landlord may occupy portions of the Project in the conduct of Landlord’s business, in which event, all references herein to other tenants of the Project shall be deemed to include Landlord as occupant. All of the covenants of Tenant under this Lease shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or implying covenants and conditions were used in each separate instance. Any reference to the “provisions” or “terms” of this Lease shall mean every covenant, condition or agreement contained in this Lease. Any reference to “termination” of this Lease shall mean the expiration of the Term, the termination of Tenant’s right to possess the Premises, the termination of this Lease by order of court, the earlier termination by Landlord or Tenant pursuant to the terms of this Lease or earlier termination by agreement of Landlord and Tenant. All obligations of either Landlord or Tenant shall be continuous during the Term of this Lease, unless a specific shorter duration is defined.

42.	RELATIONSHIP OF PARTIES.

This Lease shall create the relationship of landlord and tenant between Landlord and Tenant. The parties have no intention to create a joint venture, partnership or principal and agent relationship.

43.	GENDER AND NUMBER.

Whenever words are used herein in any gender, they shall be construed as though they were used in the gender appropriate to the context and the circumstances, and whenever words are used herein in the singular or plural form, they shall be construed as though they were used in the form appropriate to the context and the circumstances.

44.	TOPIC HEADINGS.

Headings and captions in this Lease are inserted for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease or constitute any part of this Lease and are not to be considered in the construction of this Lease.

45.	TENANT’S FINANCIAL STATEMENTS.

Upon request from Landlord, Tenant shall deliver to Landlord the most current financial statements prepared in respect of Tenant for itself and any guarantor.

46.	ATTORNEYS’ FEES.

In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party. A party shall be considered the “prevailing party” if: (a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

47.	WAIVER OF JURY TRIAL.

UNLESS PROHIBITED BY LAW, LANDLORD AND TENANT WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER OF ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR TENANT’S USE OR OCCUPANCY OF THE PREMISES. TENANT ACKNOWLEDGES THAT: (A) THIS IS AN INTEGRAL PART OF THE LEASE; (B) LANDLORD WOULD NOT ENTER INTO THIS LEASE BUT FOR TENANT’S AGREEMENT TO THIS WAIVER; AND (C) NEITHER LANDLORD NOR ANYONE ACTING ON LANDLORD’S BEHALF

HAS MADE ANY REPRESENTATION OR OTHER STATEMENT THAT LANDLORD WILL NOT ENFORCE THIS PROVISION TO THE FULLEST EXTENT PERMITTED BY LAW.

48.	COUNTERPARTS.

The parties may execute several copies of this Lease. All copies of this Lease bearing original signatures of the parties shall constitute one and the same Lease, binding upon all parties. If a variation or discrepancy among counterparts occur, the original copy of this Lease in Landlord’s possession shall control.

49.	ENTIRE AGREEMENT.

This Lease contains the entire understanding between the parties and supersedes any prior understanding or agreements between them respecting the subject matter. No representations, arrangement, or understandings except those fully expressed herein, are or shall be binding upon the parties. No changes, alterations, modifications, additions or qualifications to the terms of this Lease shall be made or be binding unless made in writing and signed by each of the parties.

50.	RECORDING.

This Lease shall not be recorded. If required by Applicable Laws, the parties shall execute a short form lease or memorandum of lease, complying in form with Applicable Laws, setting forth the description of the Premises, the Term and other pertinent provisions. If a short form lease or memorandum of lease is recorded, Tenant shall execute a release of such short form lease or memorandum upon the termination of this Lease. The provisions of this Paragraph 50 shall survive the termination of this Lease.

51.	GOVERNING LAW; INVALIDITY OF ANY PROVISIONS.

This Lease shall be subject to and governed by the laws of the jurisdiction in which the Project is located exclusive of its conflict of laws principles. If any Lease provision is rendered invalid or unenforceable, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by Applicable Laws.

52.	GRANTING CONSENT.

Unless a stricter standard is set forth elsewhere in this Lease, whether to grant consent, and what criteria to use in evaluating Tenant’s request shall be in Landlord’s reasonable discretion. Landlord shall not be required to consider a request for consent if a Tenant Default exists or if Tenant does not provide copies of all relevant documents or other information to evaluate the request for consent. Unless expressly set forth in this Lease, Landlord’s failure to grant consent shall be deemed to be a denial of such consent. To the extent that Landlord requires third party consultants to evaluate the request or to document the consent, Landlord may charge Tenant the costs for such third party consultants, which shall be considered Other Charges.

53.	ACCEPTANCE OF THIS LEASE.

If Landlord or Landlord’s agent offers this Lease to Tenant, such offer is made subject to Landlord’s acceptance and approval. Notwithstanding Tenant’s execution of this Lease, Tenant acknowledges that this Lease Agreement shall not be binding upon Landlord until such time as Landlord approves and executes this Lease, and Tenant receives a counterpart.

54.	TIME FOR PERFORMANCE.

With respect to all required acts and the time for performance by Tenant of any obligations or the exercise by Tenant of any rights or the giving of any notices required or permitted hereunder, time shall be of the essence.

55.	WAIVER OF TAX PROTEST.

TO THE EXTENT ALLOWED BY LAW, TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROJECT, THE LAND OR THE BUILDING OR APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS SET FORTH IN SECTIONS 41,413 AND 42.015 OF THE TEXAS TAX CODE.

56.	DTPA WAIVER.

TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

57.	SCHEDULES/RIDERS.

The following schedules and riders are attached to this Lease and incorporated herein.

Schedule 2(1)	Building Rules and Regulations
Schedule 2(aa)	Legal Description
Schedule 2(pp)	Floor Plan of Premises
Schedule 4	Acceptance of Premises Agreement
Schedule 5	Tenant Improvement Work Letter
Schedule 14(a)	Janitorial Services
Schedule 15	Estoppel Certificate
Rider No. 1	Renewal Option
Rider No. 2	Right of First Offer - Floor 6
Rider No. 3	Termination Option
Rider No. 4	Cap on Controllable Expenses
Rider No. 5:	Roof Access
Rider No. 6:	Expansion Option

[SIGNATURES ON PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Date of the Lease.

LANDLORD:

OTR, an Ohio general partnership, acting as the duly authorized nominee of the BOARD OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO

By:	/s/ Stephen A. Mitchell
Name:	Stephen A. Mitchell
Title:	General Partner

Date:	June 16, 2005

TENANT:

INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership

By:	Accuro Healthcare Solutions, Inc., A Delaware corporation, Its general partner

By:	/s/ Robert Allday
Robert Allday, Senior Vice President

Date:	June 10, 2005

SCHEDULE 2(1)

BUILDING RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by any Tenants or its officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

2. Plumbing, fixtures and appliances shall be used only for purposes for which constructed, and no unsuitable material shall be placed therein.

3. No signs, directories, posters, advertisements, or notices shall be painted or affixed on or to any windows or doors, or in corridors or other parts of the Building, except in such color, size and style, and in such places as shall be first approved in writing by Landlord. Landlord shall have the right to remove all unapproved signs without notice to Tenant, at the expense of Tenant.

4. Tenants shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

5. Landlord shall have the power to prescribe the weight and position of heavy equipment or objects that may overstress any portion of the floor. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of the responsible Tenant.

6. A Tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building, and the moving shall be done after written permission is obtained from Landlord on such conditions as Landlord shall require.

7. Corridor doors, when not in use, shall be kept closed.

8. All deliveries must be made via the service entrance and service elevator, during Building Operating Hours. Landlord’s written approval must be obtained for any delivery other than deliveries by courier services or overnight package delivery companies (i.e., UPS, Federal Express). Tenant shall make advance arrangements with Landlord to schedule move-ins or move-outs and to reserve service elevator access. Move-in and move-out must be done after 5:00 p.m. or before 8:00 a.m. or on weekends.

9. Each Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean.

10. Tenants shall not cause or permit any improper noises in the Building, or allow any unpleasant or objectionable odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants, or persons having business with them. Landlord shall have the right to prohibit smoking by tenants, their guests and employees within the Building

Schedule 2(l) – Page 1 of 3

and/or the Project, and to designate areas within the Building and/or Project as smoking areas, and Tenant agrees to cause all of its employees, guests and invitees to comply with Landlord’s requirements in this regard.

11. No animals or birds shall be brought into or kept in or about the Building.

12. When conditions are such that Tenant must dispose of crates, boxes, etc., it will be the responsibility of Tenant to dispose of same after 5:00 p.m. or before 8:00 a.m. or on weekends.

13. No machinery of any kind. Other than ordinary office machines such as typewriters and calculators, shall be operated in, on or about the Premises without the prior written consent of Landlord, nor shall a Tenant use or keep in the Building any inflammable or explosive fluid or substance (including inflammable Christmas trees and ornaments), or any illuminating, materials. No space heaters or fans shall be operated in the Building.

14. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

15. No nails, hooks, or screws shall be driven into or inserted in any part of the Building except as approved by Building maintenance personnel other than as necessary for typical office decorations.

16. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

17. No food and/or beverages shall be distributed from Tenant’s office without the prior written approval of the Building Manager.

18. No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of this Lease, and Tenant shall then give Landlord or his agent an explanation of the combination of all locks on the doors or vaults. Tenant shall initially be given two (2) keys to the Premises by Landlord. No duplicates of such keys shall be made by Tenants. Additional keys shall be obtained only from Landlord, at a fee to be determined by Landlord.

19. Tenants will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access will be paid by Tenant. The lighting and air conditioning equipment of the Building will remain the exclusive charge of the Building designated personnel.

20. Tenant shall comply with such parking rules and regulations as may be posted and distributed from time to time.

21. No portion of the Building shall be used for the purpose of lodging rooms.

22. Vending machines or dispensing machines of any kind will not be placed in the Premises by a Tenant.

Schedule 2(l) – Page 2 of 3

23. Prior written approval which shall be at Landlord’s sole discretion must be obtained for installation of window shades, blinds, drapes, or any other window treatment of any kind whatsoever except that Landlord will provide Building Standard window coverings for all suites in accordance with the Work Letter. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting without notice to Tenant at Tenant’s expense.

24. No Tenant shall make any changes or alterations to any portion of the Premises without Landlord’s prior written approval, which may be given on such conditions as Landlord may elect. All such work shall be done by Landlord or by contractors and/or workmen approved by Landlord working under Landlord’s supervision.

25. Landlord reserves the right to close or limit access to the Building after Business Operating Hours, during emergencies, and at such other times as Landlord may deem appropriate in connection with the making of repairs to, operation or management of the Building.

26. Landlord, reserves the right to rescind any of these rules, to grant variances with respect to these rules for any tenant as Landlord may deem appropriate with no requirement that Landlord grant such a variance for Tenant or any other tenant, and to make such other and further rules and regulations as in its judgment shall from time to time be needed for the operation of the Building, which rules shall be binding upon Tenant upon delivery to such Tenant of notice thereof in writing, provided Landlord shall not enact any regulation or rule for the sole purpose of discriminating against Tenant’s occupancy.

Schedule 2(l) – Page 3 of 3

SCHEDULE 2(aa)

LEGAL DESCRIPTION

TRACT T

BEING a 175,895 square feet or 4.038 acre tract of land situated in the Josiah Pancost Survey, Abstract Number 1146, Dallas County, Texas, and being LOT 1, BLOCK A of INTERNATIONAL PLACE, an addition to the City of Farmers Branch, Texas as evidenced by the plat recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas; said 4.038 acre tract of land being more particularly described as follows:

BEGINNING at a one-half inch diameter iron rod with cap found in the easterly line of that Dallas Power and Light Company 100 foot wide right-of-way recorded in Volume 4633, Page 308 of the Deed Records of Dallas County, Texas for the southwest corner of said LOT 1, BLOCK A, the same being the northwest corner of the REPLAT PROVIDENCE TOWERS, LTD., an addition to the City of Farmers Branch, Texas as evidenced by the plat recorded in Volume 89102, Page 1860 of said Map Records;

THENCE, along the common westerly line of LOT 1, BLOCK A and the easterly line of the Dallas Power and Light Company right-of-way, North 17 degrees 03 minutes 06 seconds West a distance of 207.17 feet to a cut “x” set in the curving southerly right-of-way line of International Parkway, a sixty-four foot wide right-of-way, for the northwest corner of LOT 1, BLOCK A;

THENCE, along a curve to the right in said right-of-way having a radius of 768.00 feet, through a central angle of 10 degrees 00 minutes 26 seconds, an arc distance of 134.14 feet (chord bears North 84 degrees 45 minutes 34 seconds East and is 133.97 feet in length) to a cut “x” set for the end of said curve;

THENCE, continuing along said southerly right-of-way line, the same being the northerly line of LOT 1, BLOCK A, North 89 degrees 45 minutes 47 seconds East a distance of 725.01 feet to a cut “x” set at the north end of a cutback line to the westerly right-of-way line of Dallas parkway, a variable width right-of-way;

THENCE, along said cutback line, South 45 degrees 16 minutes 15 seconds East a distance of 14.15 feet to a cut “x” set in said westerly line, the same being the easterly line of LOT 1, BLOCK A;

THENCE, along said common line, South 00 degrees 18 minutes 18 seconds East a distance of 200.00 feet to a cut “x” set at the southeast corner of LOT 1, BLOCK A and the northeast corner of the REPLAT PROVIDENCE TOWERS, LTD. addition;

THENCE, along the common southerly line of LOT 1, BLOCK A and the northerly line of the REPLAT PROVIDENCE TOWERS, LTD. addition, South 89 degrees 45 minutes 47 seconds West a distance of 808.79 feet to the POINT OF BEGINNING;

CONTAINING 175,895 square feet or 4.038 acres of land within the metes recited;

The basis of bearings is the called south line of LOT 1, BLOCK A as shown on the plat of INTERNATIONAL PLACE, an addition to the City of Farmers Branch, Texas recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas;

Schedule 2(aa) – Page 1 of 4

TRACT II

BEING a 298,900 square feet or 6.862 acre tract of land situated in the Josiah Pancost Survey, Abstract Number 1146, Dallas County, Texas, and being a portion of LOT 1, BLOCK B of INTERNATIONAL PLACE addition, an addition to the City of Farmers Branch, Texas as evidenced by the plat recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas; said 6.862 acre tract of land being more particularly described as follows:

BEGINNING at a one-half inch diameter iron rod with red plastic cap found in the easterly line of that Dallas Power and Light Company 100 foot wide right-of-way recorded in Volume 4633, Page 308 of the Deed Records of Dallas County, Texas for the northwest corner of said LOT 1, BLOCK B, the same being the southwest corner of the S. FINLEY EWING JR. ADDITION, an addition to the Town of Addison, Texas as evidenced by the plat recorded in Volume 73093, Page 1345 of said Map Records;

THENCE, along the common northerly line of LOT 1, BLOCK B and the southerly line of the S. FINLEY EWING JR. ADDITION, the same being, by description, the common corporate limit line of the City of Farmers Branch and the Town of Addison, North 89 degrees 42 minutes 30 seconds East a distance of 689.30 feet to a five-eighths inch iron rod set for corner;

THENCE, departing said common line, South 00 degrees 17 minutes 30 seconds East a distance of 180.00 feet to a five-eighths inch iron rod set for corner;

THENCE North 89 degrees 42 minutes 30 seconds East a distance of 315.00 feet to a five-eighths inch iron rod set for corner in the easterly line of LOT 1, BLOCK B, the same being the westerly right-of-way line of Dallas Parkway, a variable width right-of-way;

THENCE, along said common line, South 00 degrees 18 minutes 18 seconds East a distance of 12.99 feet to a five-eighths inch iron rod set for the beginning of a curve to the right having a radius of 290.57 feet;

THENCE, along said curve through a central angle of 12 degrees 06 minutes 07 seconds, an arc distance of 61.37 feet (chord bears South 5 degrees 50 minutes 02 seconds West and is 61.26 feet in length) to a five-eighths inch iron rod set for the beginning of a curve to the left having a radius of 159.43 fee;

THENCE, along said curve through a central angle of 12 degrees 06 minutes 04 seconds, an arc distance of 33.67 feet (chord bears South 5 degrees 50 minutes 02 seconds West and is 33.61 feet in length) to a five-eighths inch iron rod set for corner;

THENCE south 00 degrees 18 minutes 18 seconds East a distance of 79.00 feet to a five-eighths inch iron rod set for the northerly end of a cutback line to the northerly right-of-way line of International Parkway, a 54 foot wide right-of-way;

THENCE, along said cutback line, South 44 degrees 46 minutes 23 seconds West a distance of 14.14 to a five-eighths inch iron rod set for the most southerly southeast corner of LOT 1, BLOCK B in said northerly right-of-way line;

THENCE, along said northerly right-of-way line, the same being the southerly line of LOT 1, BLOCK B, South 89 degrees 45 minutes 47 seconds West a distance of 714.76 feet to a five-eighths inch iron rod set for the beginning of a curve to the left having a radius of 832.00 feet;

THENCE, continuing along said common line and along said curve to the left through a central angle of 10 degrees 31 minutes 59 seconds, an arc distance of 152.95 feet (chord bears South 84 degrees 29

Schedule 2(aa) – Page 2 of 4

minutes 47 seconds West and is 152.74 feet in length) to a five-eighths inch iron rod set for the southwest corner of LOT 1, BLOCK B in the easterly line of the Dallas Power and Light Company right-of-way;

THENCE, along the common westerly line of LOT 1, BLOCK B and the easterly line of the Dallas Power and Light Company right-of-way, North 17 degrees 03 minutes 06 seconds West a distance of 406.78 feet to the POINT OF BEGINNING;

CONTAINING 298,900 square feet or 6.862 acres of land within the metes recited.

The basis of bearings is the called north line of LOT 1, BLOCK B as shown on the plat of INTERNATIONAL PLACE, an addition to the City of Farmers Branch, Texas recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas;

TRACT III (the Building is located on this tract)

BEING a 56,670 square feet or 1.301 acre tract of land situated in the Josiah Pancost Survey, Abstract Number 1146, Dallas County, Texas, and being a portion of LOT 1, BLOCK B of INTERNATIONAL PLACE addition, an addition to the City of Farmers Branch, Texas as evidenced by the plat recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas; said 6.862 acre tract of land being more particularly described as follows:

COMMENCING at a one-half inch diameter iron rod with red plastic cap found in the easterly line of that Dallas Power and Light Company 100 foot wide right-of-way recorded in Volume 4633, Page 308 of the Deed Records of Dallas County, Texas for the northwest corner of said LOT 1, BLOCK B, the same being the southwest corner of the S. FESfLEY EWING JR. ADDITION, an addition to the Town of Addison, Texas as evidenced by the plat recorded in Volume 73093, Page 1346 of said Map Records;

THENCE, along the common northerly line of LOT 1, BLOCK B and the southerly line of the S. FINLEY EWING JR. ADDITION, the same being, by description, the common corporate limit line of the City of Farmers Branch and the Town of Addison, North 89 degrees 42 minutes 30 seconds East a distance of 689.30 feet to a five-eighths inch iron rod set for the POINT OF BEGINNING;

THENCE, continuing along said common line, North 89 degrees 42 minutes 30 seconds East a distance of 313.51 feet to a one-half inch diameter iron rod with red plastic cap found in the curving easterly right-of-way line of Dallas Parkway, a variable width right-of-way, at the common northeast corner of LOT 1, BLOCK B and the southeast corner of the S. FINLEY EWING JR. ADDITION;

THENCE, along said common line with a curve to the right having a radius of 1332.39 feet, through a central angle of 2 degrees 40 minutes 08 seconds, an arc distance of 62.06 feet (chord bears South 01 degrees 38 minutes 22 seconds East and is 62.06 feet in length) to a five-eighths inch iron rod set for corner;

THENCE, continuing along said common line, South 00 degrees 18 minutes 18 seconds East a distance of 117.96 feet to a five-eights inch iron rod set for corner;

THENCE South 89 degrees 42 minutes 30 seconds West a distance of 315.00 feet to a five-eights inch iron rod set for corner;

THENCE North 00 degrees 17 minutes 30 seconds East a distance of 180.00 feet to the POINT OF BEGINNING;

Schedule 2(aa) – Page 3 of 4

CONTAINING 56,670 square feet or 1.301 acres of land within the metes recited.

The basis of bearings is the called north line of LOT 1, BLOCK B as shown on the plat of INTERNATIONAL PLACE, an addition to the City of Farmers Branch, Texas recorded in Volume 98242, Page 28 of the Map Records of Dallas County, Texas.

Schedule 2(aa) – Page 4 of 4

SCHEDULE 2(pp)

FLOOR PLAN OF PREMISES

SCHEDULE 2(pp)
FLOOR PLAN OF PREMISES

Seventh Floor Plan
27,710 RSF
JPMorgan International Plaza III
For leasing information contact Buddy Tompkins, CCIM or John Conger with Wilcox Realty Group 972 759 7800

Schedule 2(pp) – Page 1 of 2

DALLAS: 85511.00065: 1386384v18

Eighth Floor Plan
27,710 RSF
JPMorgan International Plaza III
For leasing information contact Buddy Tompkins, CCIM or John Conger with Wilcox Realty Group 972 759 7800

Schedule 2(pp) – Page 2 of 2

DALLAS: 85511.00065: 1386384v18

SCHEDULE 4

ACCEPTANCE OF PREMISES AGREEMENT

THIS ACCEPTANCE OF PREMISES AGREEMENT (“Agreement”) dated             , 2005 is between OTR, an Ohio general partnership, whose address is 275 East Broad Street, Columbus, Ohio 43215, acting as the duly authorized nominee of The State Teachers Retirement System of Ohio (“Landlord”), whose address is 275 East Broad Street, Columbus, Ohio 43215, and Innovative Managed Care Systems, Ltd., a Texas limited partnership (“Tenant”), whose address is JPMorgan International Plaza in, 14241 Dallas Parkway, Suite 700, Dallas, Texas 75254.

W I T N E S S E T H:

A. Landlord and Tenant executed a certain Lease dated             , 2005 (the “Lease”).

B. Landlord and Tenant now desire to set forth in writing the actual date upon which substantial completion of the TI Work, as such terms are defined in the Lease occurred and the Premises (as defined in the Lease) was delivered to Tenant.

NOW THEREFORE in consideration of the mutual covenants and promises contained herein and other valuable consideration, the parties agree as follows:

1. Substantial completion of the TI Work occurred on             , 2005. Except for the Punch List Items (as shown on the attached Punch List), Landlord has fully completed the construction work required under the terms of the Lease and the Work Letter attached thereto. Landlord will use reasonable efforts to complete the Punch List Items within thirty (30) days after the date hereof.

2. Tenant acknowledges that, subject to the Punch List Items and latent defects (subject to Paragraph 5 of the Lease), (i) it has inspected and accepts the Premises and the TI Work, (ii) the Buildings and improvements comprising the same are suitable for the purpose for which the Premises are leased, (iii) the Premises are in good and satisfactory condition, and (iv) no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises which have been made by Landlord remain unsatisfied.

3. The Early Occupancy Date of the Lease is             , 2005.

4. If prior to the Commencement Date, Tenant first took occupancy of the Premises on             , 2005.

5. The Commencement Date of the Lease is, and the “Term” commences on             , 20            .

6. Subject to the exercise by Tenant of any applicable renewal options the scheduled expiration date of the Lease is             , 20    .

7. All capitalized terms not defined herein shall have the meaning assigned to them in the Lease.

Schedule 4 – Page 1 of 2

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first above written.

LANDLORD:

OTR, an Ohio general partnership, acting as the duly authorized nominee of the BOARD OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO

By:
Name:
Title:

TENANT:

INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership

By:	Accuro Healthcare Solutions, Inc., A Delaware corporation, Its general partner

By:
Robert Allday, Senior Vice President

Schedule 4 – Page 2 of 2

SCHEDULE 5

TENANT IMPROVEMENT WORK LETTER

THIS WORK LETTER AGREEMENT (this “Work Letter”) forms a part of the Lease Agreement (the “Lease”) made and entered into effective as of the Date of the Lease by and between OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (“Landlord”) and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (“Tenant”), for space on Floors 7 and 8 of the Building and sets forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s occupancy for Tenant’s Permitted Use. Tenant acknowledges and agrees that this Work Letter constitutes the entire agreement of Landlord and Tenant with respect to the construction and completion of the Premises and that, except for Landlord’s obligation to complete the TI Work (herein defined), Landlord has no obligations to make any modifications, alterations or improvements to the Premises, the Building or the Project as a condition to the occurrence of the Early Occupancy Date, the Commencement Date or Tenant’s obligations under the Lease.

1. TI Work. Subject to and upon the conditions hereinafter set forth, Landlord agrees to construct or cause to be constructed within the Premises the TI Work.

2. Representatives. Landlord hereby appoints Tracy Lyne (972-759-7851) (“Landlord’s Representative”) to act as the Landlord’s Representative in all matters covered by this Agreement. Tenant hereby appoints Robert Allday (972-692-3372) (“Tenant’s Representative”) to act as Tenant’s Representative in all matters covered by this Agreement. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Agreement will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Either party may change its representative under this Agreement at any time by giving ten (10) days written notice to the other party delivered in accordance with the notice provisions of the Lease.

3. Space Plans.

(a) Preparation and Delivery. Within fifteen (15) days after the Date of the Lease, Tenant shall, at its sole expense (but subject to the Allowance), deliver to Landlord a space plan prepared by HOK (“Tenant’s Architect”) depicting all improvements and alterations desired by Tenant to be installed in or made to the Premises (“Preliminary Space Plans”). The Space Plans as they pertain to the 8th Floor of the Premises shall reflect that the balance of the floor not included in the Premises shall have elevator access and be located in the northeast quadrant of the floor.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the Preliminary Space Plans within five (5) business days after Tenant’s submission thereof. If Landlord disapproves of such Preliminary Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) business days after such notice, revise such Preliminary Space Plans in accordance with Landlord’s objections and submit revised Space Plans to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within five (5) business days after its receipt thereof. This process shall be repeated until the Preliminary Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the Preliminary Space Plans, as originally submitted or revised, within five (5) business days after the submission thereof, then Landlord shall be deemed to have approved the Preliminary Space Plans in question. If the Preliminary Space Plans are not finally approved by Landlord within thirty (30) days after the Date of the Lease as a

Schedule 5 – Page 1 of 7

result of delays caused by Tenant or its contractors, then each day from and thereafter until the Preliminary Space Plans are approved by Landlord shall constitute a day of Tenant Delay to the extent the continued delay is caused by Tenant or its contractors.

(c) Final Space Plans. As used herein, “Space Plans” means the Preliminary Spaces Plans finally approved by Landlord as provided above.

4. Construction Documents.

(a) Preparation and Delivery. Within fifteen (15) days after Landlord’s approval of the Space Plans, Tenant shall, at its sole expense (but subject to the Allowance (hereinafter defined)), provide to Landlord for its approval preliminary construction documents, prepared by Tenant’s Architect, detailing all improvements and/or alterations that Tenant proposes to install and/or make in the Premises (“Preliminary CDs”). The Preliminary CDs shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Work Letter in accordance with all Applicable Laws.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted Preliminary CDs within (10) ten business days after Tenant’s submission thereof. If Landlord disapproves of such Preliminary CDs, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) business days after such notice, revise such Preliminary CDs in accordance with Landlord’s objections and submit the revised Preliminary CDs to Landlord for review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Preliminary CDs within five (5) business days after its receipt thereof. This process shall be repeated until the Preliminary CDs have been finally approved by Landlord. If Landlord fails to notify Tenant that it disapproves of the initial or any resubmitted Preliminary CDs within ten (10) business days after the receipt thereof, then Landlord shall be deemed to have approved the subject Preliminary CDs in question. Landlord’s approval of the Preliminary CDs shall not be unreasonably withheld or conditioned, provided that (i) they comply with all Applicable Laws, (ii) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems, the exterior appearance of the Building, or the appearance of the Building’s Common Areas, (iii) they are sufficiently detailed to allow construction of the TI Work in a good and workmanlike manner and in compliance with all Applicable Laws, and (iv) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements in the Building. Landlord’s approval of the Preliminary CDs shall not be a representation or warranty of Landlord that such are adequate for any use or comply with any Applicable Laws, but shall merely be the consent of Landlord thereto. In the event that the Final CDs are not finally determined within fifty (50) days after the Date of the Lease (the “Plans Approval Date”) as a result of delays caused by Tenant or its contractors, each day from and after the Plans Approval Date until the Preliminary CDs are finally approved by Landlord shall be considered a day of “Tenant Delay” to the extent that any continued delay is caused by Tenant or its contractors. As used herein, (i) “Final CDs “ shall mean the Preliminary CDs as finally approved by Landlord, as amended from time to time by any approved changes thereto, (ii) “TI Work” shall mean, collectively, all improvements and alterations to be installed in or made to the Premises or the Building pursuant to the Final CDs, (iii) “Building Systems” means all mechanical, electrical and life savings systems of the Project including, without limitation, its HVAC systems, security systems, plumbing systems, elevator systems, fire safety and prevention

Schedule 5 – Page 2 of 7

and sprinkler systems, telecommunication systems (e.g. cabling and fiber optic systems) and utilities serving the Project, and (iv) “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams.

5. Bidding/Cost of the TI Work.

(a) Bidding. Landlord shall bid the Preliminary Space Plans to three (3) general contractors, approved by Landlord and Tenant on a general conditions and fee basis. Landlord shall deliver all bids to Tenant upon receipt. Within five (5) business days after all bids have been received, Tenant shall select the winning bid (the “Winning Bid”) and notify Landlord in writing of same. If Tenant does not notify Landlord of Tenant’s selection within this five (5) business day period, Landlord shall select the Winning Bid and such selection shall be final. The general contractor that submits the Winning Bid shall be the “Contractor” herein. Landlord shall enter.

(b) Cost Estimate. Within ten (10) days following the determination of the Final CDs, Landlord shall deliver or cause to be delivered to Tenant a cost estimate setting forth the estimated Cost of the TI Work (the “Cost Estimate”). The “Cost of the TI Work “ for purposes hereof shall equal the actual cost (whether incurred prior to or after the Date of the Lease) of constructing the TI Work including, without limitation, the cost of all (i) work, labor, materials and supplies (“Hard Costs”); (ii) contractor, architectural, engineering and design fees (including but not limited to preliminary and final space plans, mechanical, electrical and plumbing drawings, plans and specifications, and construction drawings and any other construction documents), (iii) taxes (iv) general conditions and permitting costs/fees; (v) any other out-of-pocket costs, fees or expenses incurred by Landlord in connection with the TI Work, and (vi) a construction management fee to Landlord in the amount of three percent (3.00%) of the Hard Costs. It is specifically agreed that Hard Costs do not include taxes, permit costs, any costs described in subclause (ii) of the preceding sentence, general condition costs or profit and overhead costs. The Cost of the TI Work shall not include any cost incurred by Landlord in connection with the completion of the main restrooms on the 7th and 8th floors of the Building, such to be at Landlord’s sole cost and expense.

(c) Approval of Cost Estimate. Landlord shall not be required to commence construction of any of the TI Work until Tenant has approved the Cost Estimate in writing. If Tenant does not disapprove of the Cost Estimate in writing within five (5) business days after delivery thereof to Tenant by Landlord, Tenant shall be deemed to have approved of the Cost Estimate in all respects. If Tenant expressly disapproves of the Cost Estimate within such five (5) business day period, then each day elapsing between the expiration of such five (5) business day period and the date on which Tenant provides written approval of the Cost Estimate to Landlord shall be considered a day of “Tenant Delay” to the extent Tenant is the sole cause of the delay.

(d) TI Work Allowance. Landlord shall pay the first $30.00 per square foot of Net Rentable Area within the Premises toward the Cost of the TI Work (“Allowance”). If the Cost Estimate for the TI Work exceeds the Allowance (“Cost Estimate Excess”), then concurrently with Tenant’s approval of the Cost Estimate, but in any event, prior to Landlord being obligated to commence construction of any of the TI Work, Tenant shall pay to Landlord the Cost Estimate Excess for the TI Work prior to Landlord being obligated to commence the TI Work. Further, if upon completion of the TI Work it is determined that (i) the actual Cost of the TI Work exceeds the Allowance and any Cost Estimate Excess amounts previously paid by Tenant with respect to the Cost of the TI Work (together with any Cost Estimate Excess, “Excess Costs”), then Tenant shall pay such Excess Costs to Landlord not later than the Commencement Date. Tenant’s failure

Schedule 5 – Page 3 of 7

to pay any such Excess Costs as required shall constitute a Tenant Delay under this Work Letter and shall further constitute a Tenant Default under the Lease which will entitle Landlord to exercise all remedies for a Tenant Default provided in the Lease as well as any rights or remedies provided in this Work Letter. Notwithstanding, upon written request by Tenant, Landlord agrees to pay Excess Costs up to, but not in excess of, $5.00 per square foot of NRA in the Premises and such amount of the Excess Costs paid by Landlord (the “Amortized Excess Costs”) shall be amortized over the initial Term at a per annum interest rate often percent (10.00%) and charged back to Tenant as additional Base Rent. In such event, Base Rent due each month shall be increased by the amount necessary to fully amortize the Amortized Excess Costs over the initial Term. The Amortized Excess Costs shall be due and payable beginning on and from and after the Commencement Date. Tenant agrees, if requested by Landlord, to execute an amendment to the Lease setting forth the adjusted schedule of Base Rent; provided that the failure of Landlord to offer, or the failure of Tenant to execute, any such amendment shall not relieve Tenant from the obligation to pay the adjusted Base Rent. If the final Cost of the TI Work is less than the Allowance, such balance shall be the sole property of Landlord, subject only to the express terms of this Work Letter. Landlord agrees that an amount equal to $2.50 per square foot of NRA in the Premises may be allocated by Tenant to pay fees owed Tenant’s Architect, in which event such amount shall be deducted from the Allowance. Without limitation, the construction management fee referenced in subclause (vi) of Section 5(b) above shall be paid from the Allowance to the extent thereof.

(e) Miscellaneous. Landlord confirms that the Cost of the TI Work does not include the cost of the initial test fit in the amount of $0.10 per square foot of NRA within the Premises, which has been paid by Landlord and shall be the sole expense of Landlord. The acquisition costs of Building standard window blinds, ceiling tiles and Building standard lights (up to 1 each per 80 square feet of NRA within the Premises per floor) shall be borne by Landlord and not included in the Cost of the TI Work. However, the installation cost thereof are part of the TI Work and shall be included in the Cost of the TI Work and charged against the Allowance. Landlord agrees that the base building work described on Annex 1 to this Schedule 5 shall be (or has been) performed by Landlord and at Landlord’s sole expense.

6. Change Orders. Tenant may, after approval or deemed approval of the Final CDs, request changes to the Final CDs. Any changes are subject to Landlord’s approval. In the event Landlord approves any of Tenant’s requested revisions to the Final CDs, which approval shall not be unreasonably withheld or delayed, subject to the remaining balance of the Allowance and Paragraph 5(d) above, Tenant shall pay to Landlord within five (5) business days following delivery by Landlord to Tenant of the Change Order hereinafter described, in addition to any other amounts which are payable by Tenant to Landlord hereunder, all of Landlord’s extra costs associated with such changes, including, but not limited to contractor’s fees as provided above, and associated architectural and engineering fees, if any. Landlord shall not be required to make such changes if the requested changes do not conform with the plans and specifications for the Building or Landlord does not approve the changes. Prior to implementing any requested change to the Final CDs, Landlord will prepare and deliver to Tenant for Tenant’s approval a Change Order (herein so called) setting forth the cost of such requested changes as hereinabove described and the number of days of Tenant Delay arising in connection therewith. If Tenant fails to approve, execute and deliver to Landlord such Change Order or to pay to Landlord any amounts which are due or payable by Tenant to Landlord in connection with the Change Order within five (5) business days following delivery of the Change Order by Landlord, Tenant will be deemed to have withdrawn the proposed change.

7. Performance/Substantial Completion Delay. After the Final CDs have been determined and Tenant has approved of the Cost Estimate and paid any Excess Costs, subject to Paragraph 5(d)

Schedule 5 – Page 4 of 7

above, Landlord shall cause the TI Work to be performed in accordance with the Final CDs and all Applicable Laws and shall obtain a final certificate of occupancy for the Premises by the appropriate governmental authority (unless a final certificate of occupancy cannot be issued solely because of work to be performed by Tenant, in which event a temporary certificate of occupancy shall suffice) whereupon the Premises shall be considered to be substantially complete; provided, however, that if Landlord shall be delayed in achieving substantial completion of the TI Work as a result of any Tenant Delays which are described in this Work Letter, or upon the occurrence of any of the following events (which events are also referred to herein as “Tenant Delays”):

(a) Tenant’s failure to furnish any information, document or approval required to be furnished by Tenant to Landlord hereunder at the time and in the manner set forth herein or to take any action or perform any obligation required hereby within an allotted time period;

(b) Tenant’s request for materials finishes or installations other than Landlord’s Building Standard which results in a delay in substantially completing construction of the TI Work;

(c) Tenant’s requested changes (i) to the Space Plans or (ii) to the Preliminary CDs that are inconsistent with the Space Plans, which changes result in a delay in substantially completing construction of the TI Work;

(d) Tenant’s requested changes in the Preliminary CDs or Final CDs which results in a delay in substantially completing construction of the TI Work;

(e) The performance of any work described in this Work Letter by a person, firm or corporation employed or contracted for by Tenant which results in a delay in substantially completing construction of the TI Work (all such persons, firms or corporation being subject to the approval of Landlord);

(f) Tenant’s failure to pay Landlord any Excess Costs, or any other sums due hereunder, at the time and in the manner required by this Work Letter; if same result in an actual delay in completion of the TI Work; or

(g) Tenant’s failure to take any action in connection with obtaining a certificate of occupancy for the Premises that must be taken by Tenant (e.g., applications for certificate of occupancy) if same result in an actual delay in completion of the TI Work; or

(h) If a certificate of occupancy cannot be obtained due to work that is to be performed by Tenant, then the date of substantial completion shall be moved forward one day for each day of Tenant Delay. Each calendar day of any such delays will correspond to one day of Tenant Delay. Subject to Force Majeure and Tenant Delays, Landlord shall endeavor to substantially complete the TI Work by the Target Completion Date; provided that Landlord shall have no liability to Tenant for failing to substantially complete the TI Work by the Target Completion Date, Tenant’s sole and exclusive remedy for such failure being the postponement of the occurrence of the Early Occupancy Date and the corresponding delay in the occurrence of the Commencement Date and in the accrual of Base Rent and Additional Rent, and such shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being substantially completed on the Target Completion Date.

8. Occupancy of the Premises Prior to Substantial Completion. Subject to scheduling and the progress of Landlord’s construction of the TI Work, Landlord will, in its reasonable discretion, allow

Schedule 5 – Page 5 of 7

Tenant access to the Premises prior to substantial completion for purposes of Tenant installing its decorations, furniture, equipment cabling, security system and trade fixtures which shall be coordinated by Landlord’s construction manager or Landlord’s Representative; provided, however, that Tenant shall not interfere with the completion of the TI Work and shall cause its contractors to work in harmony with Landlord and its contractors. Tenant’s use or occupancy of the Premises prior to substantial completion shall be subject to all of the terms and conditions of the Lease, including, without limitation, the insurance requirements and indemnity obligations of the Lease, but excluding those provisions regarding the payment of any scheduled Rent. Tenant shall, however, be responsible for paying the cost of any utility services that are provided to the Tenant during the period of Tenant’s possession prior to substantial completion. TENANT WILL HOLD LANDLORD HARMLESS AND INDEMNIFY LANDLORD FOR ANY LOSS OR DAMAGE TO TENANT’S OR LANDLORD’S PROPERTY, EQUIPMENT, FIXTURES OR MERCHANDISE, AND FOR ANY INJURY TO A PERSON RESULTING THEREFROM, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS AGENTS.

9. Acceptance of Premises Agreement. Tenant agrees that upon substantial completion of the TI Work, Tenant will (i) accept the Premises in its then existing condition, subject only to latent defects (subject to Paragraph 5 of the Lease) and punch list of items remaining to be corrected by Landlord which will be prepared by Landlord’s Representative and Tenant’s Representative (“Punch List”), and (ii) execute and deliver to Landlord a completed Acceptance of Premises Agreement (completed by Landlord) in the form of that attached as Schedule 4 to the Lease; provided that the failure of Tenant to execute such agreement, while being a Tenant Default under the Lease by Tenant (subject to the notice provisions of Paragraph 25(a)(ii) of the Lease), will not act to delay the occurrence of the Early Occupancy Date or the Commencement Date. Tenant shall move into the Premises and commence operation of its business therein no earlier than the Early Occupancy Date and no later than the Commencement Date. Only one Punch List will be prepared. The foregoing notwithstanding, in no event shall the Early Occupancy Date be prior to October 1, 2005.

10. Unused Allowance.

(a) If the final Cost of the TI Work is less than the Allowance, Tenant may draw upon such balance and to the extent thereof (only within the first 180 days after the Early Occupancy Date) up to $1.50 per square foot of NRA within the Premises to pay for Tenant’s cost of move-in and up to $2.00 per square foot of NRA within the Premises to pay for the installation of equipment, including the acquisition and installation of cabling, telecommunications and voice data equipment, but in no event may any balance of the Allowance be used for the acquisition of any furniture, fixtures or equipment. Further, any remaining balance of the Allowance may be drawn upon by Tenant for future Alterations to the Premises prior to the last twelve (12) months of the initial Term. Any items paid for (in whole or in part) with the Allowance shall be the property of Landlord upon acquisition thereof and, except as provided in Paragraph 33 of the Lease, Tenant shall not be required to remove same upon termination of the Lease. Tenant shall provide Landlord with reasonable documentation of such costs as a condition to any such draw. Any remaining balance of the Allowance not used prior to the last twelve (12) months of the initial Term shall be forfeited by Tenant and shall thereafter be the sole property of Landlord.

(b) Landlord shall not be required to segregate or escrow any unused balance of the Allowance that Tenant may draw upon hereunder. Landlord’s only obligation for such funds shall be to provide them when and if required herein and subject to the conditions provided for herein. All improvements to the Premises made by Tenant after completion of the TI Work shall in any event be subject to all of the terms and conditions of the Lease pertaining to Alterations by

Schedule 5 – Page 6 of 7

Tenant. Landlord shall not be required to fund any unused portion of the Allowance under this Paragraph 10 at any time that a Tenant Default exists.

11. Definitions. Capitalized but undefined terms used in this Work Letter shall have the same meaning as set forth for such terms in the Lease.

Schedule 5 – Page 7 of 7

Annex 1

JPMorgan International Plaza III

BASE BUILDING FINISHES

•	The Tenant’s ceiling is a 24” x 24” tegular look using USG Radar Climaplus white 24” by 48” tile and a Donn 9/16 grid. Ceiling tile is stocked on the floor.

•	Interior columns, perimeter columns and all perimeter walls are taped and bedded.

•	The building standard doors are 9’, stain-grade cherry veneer, solid core with full mortise polished chrome hardware and aluminum frames.

•	The concrete floor is delivered with a hard, smooth finish, without sealer.

•	The windows are tinted, double paned insulated glass. 3” vertical blinds are provided.

•	The finished ceiling height is 9’6” with a slab to slab height of 14’.

•	Light fixtures are 18 cell parabolic with 3 - T8 bulbs. Fixtures are stocked on the floor in the building standard quantity of 1 per 80 RSF.

•	The building is fully sprinkled with the sprinkler heads turned up in the plenum.

•

All exterior and interior VAV boxes are installed in the base building. Branch duct and diffusers are installed in exterior zones. Main ducts are installed in the interior zones. The HVAC system provides 20 CFM per person. The building’s cooling tower has an excess capacity of 150 tons for tenant use.

•

Each floor has two electrical/cabling rooms. Power available to tenant is 6 watts/sf (3 watts of low voltage transformers and panels plus 3 watts of high voltage on each floor at the buss). An additional 4 watts is available at the building main switchgear if needed.

•

The restrooms have granite countertops. The floors and wet walls are tiled with the balance of the walls having vinyl wall covering. Toilet partitions are painted metal. Each Women’s restroom has four water closets and two sinks. Each Men’s restroom has three water closets, two urinals and two sinks. Both restrooms have full-length mirrors.

Schedule 5-A – Page 1 of 1

SCHEDULE 14(a)

JANITORIAL SERVICES

Services specified nightly should be performed Monday through Friday unless otherwise stated.

I.	OFFICE AREAS

A.	SERVICES PERFORMED NIGHTLY:

1.	Empty and clean all waste receptacles and remove waste paper and rubbish from the premises.

2.	Empty and damp wipe all ash trays; screen all sand urns.

3.	Vacuum carpet under furniture and along edges. All edges should be either swept or vacuumed with the appropriate edge cleaning tools. Vacuum all rugs and carpet, unobstructed by furniture, in the offices, lobbies and corridors. Broom sweep all oriental/antique rugs.

4.	Hand dust or wipe clean with damp or treated cloth all office furniture, telephones, files, fixtures, paneling, window sills, chairs, occasional tables, and other horizontal surfaces.

5.	Damp wipe and polish all glass furniture tops. Remove finger marks and smudges from doors, door frames, around light switches, private entrance glass partitions, pictures, wall decorations, all glass furniture tops.

6.	Wash clean all water coolers, drinking fountains, etc.

7.	Sweep all internal stairways and vacuum if carpeted.

8.	Sweep and/or dust mop all uncarpeted floors. (This is to include all stone, tile, wood floors within the public areas or tenant lease spaces.) Additionally, all raised floor computer flooring is to be swept and damp mopped in a manner as dictated by industry guidelines.

9.	Spot clean carpet.

10.	Dress and spay-buff to a scuff-free gloss all tile floors twice per week.

11.	Damp wipe and sanitize all telephones nightly.

B.	SERVICES PERFORMED IN THE FREQUENCY AS STATED:

1.	Damp wipe all debris and liquids from waste receptacles nightly.

2.	Buff stone or wood floors weekly.

C.	SERVICES PERFORMED QUARTERLY:

1.	Clean all interior metal window frames, mullions and other unpainted interior metal surfaces of the perimeter walls of the building.

2.	Clean all mini-blinds.

3.	Strip and reseal all tile floors including public and service corridors.

II.	RESTROOMS

A.	SERVICES PERFORMED NIGHTLY:

1.	Wet mop and thoroughly rinse floor. Clean all edges to prevent dirt build-up. Do not leave standing water on the floors.

Schedule 14(a) – Page 1 of 5

2.	Damp wipe and remove all finger marks, smudges and stains from mirrors, bright work, enameled surfaces and fixtures.

3.	Wash and disinfect all basins, urinals and bowls. Remove stains and clean under-sides of rim on urinals and bowls.

4.	Wash both sides of all toilet seats with soap and water to disinfect.

5.	Damp wipe and remove all smudges, stains and finger marks from all partitions, tile walls and outside surfaces of all dispensers and receptacles. Damp wipe and remove all smudges, stains and water spots from all lavatory tops and VWC or other wall finish materials next to dispensers/receptacles.

6.	Empty and sanitize all trash receptacles and sanitary disposals.

7.	Fill all toilet tissue, soap, towel and sanitary napkin dispensers. Money from the sanitary napkin machines is to be collected, recorded and given to Property Management weekly.

8.	Clean flushometers, piping, toilet seat hinges and other metal. Do not leave oily film on any stainless steel restroom equipment.

9.	Pour at least one gallon of water down each restroom floor drain and wipe clean each drain grille.

10.	All private restroom facilities will be cleaned and stocked in the same manner as noted above for public restroom facilities.

B.	SERVICES PERFORMED WEEKLY:

1.	Detail clean all floors, and reseal if necessary.

2.	Polish all bright work.

C.	SERVICES PERFORMED MONTHLY:

1.	Wash and polish all walls, partitions, dispensers, receptacles and enamel surfaces from ceiling to floor.

2.	Vacuum all louvers and ceiling ventilating grilles. Dust light fixtures and lenses.

III.	PUBLIC AREAS

A.	LOBBY FLOORING

1.	Services performed Monday through Friday and Sunday:

a.	Damp mop.

2.	Services performed twice a week:

a.	Detail clean all floors.

B.	COMPOSITION FLOOR AND BASES

1.	Services performed nightly:

a.	Sweep.

Schedule 14(a) – Page 2 of 5

b.	Spray buff

2.	Services performed monthly:

a.	Wax and buff.

3.	Services performed quarterly:

a.	Strip and reseal.

C.	CARPETED AREA

1.	Services performed nightly:

a.	Vacuum.

b.	Spot remove stains.

c.	Sweep and vacuum all edging.

D.	WALLS

1.	Services performed monthly:

a.	Dust all walls, if necessary.

b.	Spot wash.

E.	CEILINGS

1.	Services performed monthly:

a.	Dust by vacuuming all air grilles/diffusers, in corridors and elevator lobbies.

F.	BRIGHT WORK

1.	Services performed nightly:

a.	Dust and polish

G.	LIGHTS/LIGHT FIXTURES

1.	Services performed annually:

a.	Dust.

b.	Damp wipe and remove all finger marks and smudges.

H.	PASSENGER/SERVICE ELEVATORS

1.	Services performed nightly:

a.	Dust all surfaces, clean and polish all metals as specified per management.

b.	If carpet, vacuum and clean.

c.	If tile, sweep, wash, dress and buff.

d.	Clean and polish all thresholds in caps and on the floors.

e.	Dust and damp wipe all elevator lobby fixtures, removing all finger marks and smudges.

2.	Services performed weekly:

a.	Dust ceiling.

Schedule 14(a) – Page 3 of 5

b.	If tile, scrub and wax.

3.	Services performed monthly:

a.	Shampoo carpet.

4.	Services performed quarterly:

a.	If tile, strip and reseal.

I.	ASH URNS

1.	Services performed nightly:

a.	Clean and polish.

b.	Sift sand and refill as required.

2.	Services performed monthly:

a.	Empty and replace sand.

J.	WATER COOLER/DRINKING FOUNTAINS

1.	Services performed nightly:

a.	Wash, disinfect and policy until dry.

K.	STAIRWAYS AND LANDINGS

1.	Services performed weekly:

a.	Sweep risers.

b.	If carpet, vacuum and spot clean.

c.	Police all stairs and landings.

2.	Services performed monthly:

a.	Wet mop risers.

b.	Dust and damp wipe all louvers, light fixtures and life safety equipment.

3.	Services performed quarterly:

a.	Dust railing, adjacent areas and any ledges.

b.	Dust walls and spot wash walls.

4.	Services performed semi-annually:

a.	If carpet, shampoo (to be done as a tenant extra as arranged for with the tenant).

L.	FIRE HOSE CABINET

1.	Services performed weekly:

a.	Clean and dust.

M.	DOORS

1.	Services performed quarterly:

a.	Dust wooden doors.

b.	Oil wooden teak doors to cover up scratches. Wipe off excess oil.

Schedule 14(a) – Page 4 of 5

N.	GLASS

1.	Services performed nightly:

a.	Clean glass entrance doors and adjacent glass panels.

b.	All lobby level glass up to a height reachable from the ground using extension brushes.

Schedule 14(a) – Page 5 of 5

SCHEDULE 15

ESTOPPEL CERTIFICATE

RE:	Premises:

Lease Dated:

Amendment(s) Dated:

Between                                  (Landlord)

and                                  (Tenant)

Square Footage Leased:

Floor(s)/Suite #(s):

The undersigned, under the above-referenced lease (“Lease”), certifies to the following:

1.	Tenant has taken possession of and accepted the Premises described above, except as follows:
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________
_____________________________________________________________________________________________________________
____________________________________________________________________________________________________________

2.	The lease terms as described below are true and accurate, and the lease is in full force and effect:

Base Rent:                                  per year

Base Year:

Escalations:

Free Rent:

Commencement Date:

Expiration Date:

Renewals:

3.	No part of the Premises has been subleased or assigned except as follows:
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________
____________________________________________________________________________________________________________

4.	The Rent has been paid through:

5.	The security deposit is $

6.	The undersigned is not in default of our obligations under the Lease. To undersigned’s actual knowledge, the other party to the Lease is not in default of its obligations under the Lease, and no defense or counterclaim to the payment of Rent or other sums exists.

7.	The undersigned individual is duly authorized to execute this certificate.

Date: , 200_	Signed:
(Signature)

(Print Name & Title)

Schedule 15-Page 1 of 1

RIDER NO. 1

RENEWAL OPTION

This Rider No. 1 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership (hereinafter called “Landlord”), acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio, and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Option to Renew. Tenant shall have the right and option (the “Renewal Option”) to renew this Lease and the Term with respect to not less than one (1) entire floor(s) of the Premises, for two (2) additional terms of sixty (60) complete calendar months each by delivering written notice of its unconditional exercise thereof (the “Renewal Notice”) to Landlord not less than 270 days nor more than 365 days prior to the expiration of the initial Term or the first Renewal Term (hereinafter defined), as applicable, provided that at the time of any such notice and on the commencement date of the Renewal Term, no Tenant Default then exists. Tenant’s Renewal Notice shall be binding upon and irrevocable by Tenant except as expressly herein provided.

2. Renewal Term. Upon the timely delivery of the Renewal Notice and subject to the conditions set forth in Paragraph 1 above, the Term and this Lease shall be extended for a period of sixty (60) consecutive and complete calendar months (“Renewal Term”) commencing on the date after the expiration of the initial Term and upon the same terms, covenants and conditions as provided in the Lease except as follows:

(a) The per annum Base Rent for the Premises for the Renewal Term (the “Renewal Term Base Rent”) shall be equal to ninety-five percent (95%) of the Market Rate multiplied by the then current Net Rentable Area of the Premises to be renewed with the product thereof divided by twelve (12) to obtain the monthly Base Rent. The “Market Rate” shall be the prevailing per annum rate per square foot of net rentable area then being charged in other first class office buildings in the suburban Dallas, Texas area located along the Dallas North Tollway between 1-635 (LBJ Freeway) and S.H.-190 (George Bush Tollway) for leases for comparable space (taking into account the credit of the tenant, the use, locale and/or floor level within the building, the definition of net rentable area, lease term, commencement date, when the comparable rate was contracted for, the number and cost of parking spaces, leasehold improvements provided, quality, amenities, age and location of the comparable building, rental, brokerage fees and cash concessions, refurbishment and other allowances). Within thirty (30) days after Landlord receives Tenant’s Renewal Notice, Landlord shall deliver a written notice to Tenant specifying the Renewal Term Base Rent. Tenant shall have fifteen (15) days from its receipt of Landlord’s notice to accept or reject Landlord’s designation of the Renewal Term Base Rent. If Tenant accepts Landlord’s designation of the Renewal Term Base Rent, then the Base Rent for the Renewal Term shall be the Renewal Term Base Rent set forth in Landlord’s notice. If Tenant fails to object in writing within such fifteen (15) day period, Tenant will be deemed to have timely rejected Landlord’s designation of the Renewal Term Base Rent. If Tenant timely objects (or is deemed to have timely objected) to Landlord’s determination of the Renewal Term Base Rent and Landlord and Tenant cannot agree on the Renewal Term Base Rent within thirty (30) days after the date of Landlord’s notice (the “Negotiation Period”), then the Renewal Term Base Rent shall be determined as follows:

(i) Within ten (10) days after the expiration of the Negotiation Period Landlord and Tenant shall each shall select an appraiser of their choice, and give the other party written notice of such appraiser’s name, address and telephone number. If either party fails to timely deliver to the other party written notice of such party’s selected appraiser, such party shall have no further right to select an appraiser and the determination of the Renewal Term Base Rent by the single appraiser selected shall be the Renewal Term Base Rent for purposes hereof;

Rider 1-Page 1 of 3

(ii) The two selected appraisers shall attempt to mutually determine the Renewal Term Base Rent and if the two (2) selected appraisers agree on the Renewal Term Base Rent, the Renewal Term Base Rent shall be as determined by the two (2) selected appraisers. If the two (2) selected appraisers cannot agree on the Renewal Term Base Rent within thirty (30) days after the Negotiation Period, then the two (2) selected appraisers shall immediately select another appraiser and shall furnish Landlord and Tenant written notice of such appraiser’s name, address and telephone number. All appraisers selected shall be M.A.I, appraisers, unless Landlord and Tenant shall otherwise agree in writing, each having at least ten (10) years experience with commercial property in the Dallas Metropolitan Area;

(iii) Each of the three (3) selected appraisers shall then individually determine the Renewal Term Base Rent (considering the criteria described in the first sentence of this subparagraph (a)), and the Renewal Term Base Rent, and consequently the Base Rent for the Renewal Term hereunder for the various periods of the Renewal Term, shall be the average of the closest two (2) of the three (3) appraisals for each such period;

(iv) If the procedure set forth in above is implemented, and if for any reason whatsoever (including, without limitation, the institution of any judicial or other legal proceedings), the Renewal Term Base Rent has not been finally determined prior to the Renewal Term Commencement Date, then the Renewal Term Base Rent initially determined by Landlord shall be the Renewal Term Base Rent for all purposes under the Lease until such time as the Renewal Term Base Rent is finally determined as set forth above, and Landlord and Tenant shall, by appropriate payments or credits to the other, correct any overpayment or underpayment which may have been made prior to such final determination; and

(v) Landlord and Tenant shall each bear the cost of their own appraiser and attorneys in connection with the appraisals and the determination of the Renewal Term Base Rent. All other fees, costs and expenses incurred in connection with obtaining the appraisals and the arbitration procedure set forth in this subparagraph (a), including the cost of the third appraiser, shall be shared equally by Landlord and Tenant;

(b) Payment of all Additional Rent and Other Charges required to be made by Tenant as provided in the Lease for the initial Term (or first Renewal Term, as applicable) for the Premises shall continue to be made during the Renewal Term in accordance with the Lease. Base Rent during the Renewal Term, as adjusted hereby, shall continue to be paid when and as required by the Lease. If the NRA of the Premises renewed is less than the NRA of the entirety of the Premises immediately prior to the renewal, appropriate adjustments will be made to Tenant’s Proportionate Share and parking allowances;

(c) Tenant shall pay for parking spaces allocated to Tenant in accordance with rates then charged by Landlord;

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(d) After the exercise of the Renewal Option for the first Renewal Term, if at all, Tenant shall have only one (1) remaining Renewal Option. After the exercise of the Renewal Option for the second (2n ) Renewal Term, if at all, there shall be no further options to renew or extend the Term; and

(e) Unless otherwise agreed in writing by Landlord, Landlord shall not be required to make any improvements to the Premises. The Renewal Premises shall be accepted by Tenant in their “as is” condition and “with all faults” subject only to Landlord’s maintenance and repair obligations expressly set forth in the Lease. However, as stated above in Paragraph 2(a), in determining the Market Rate, leasehold improvements for comparable space in the relevant market area shall be taken into account.

3. Time of Essence. With respect to all dates for exercising any rights and the performance of any obligations in connection with the exercise or implementation of the Renewal Option, time shall be of the essence.

4. Prohibition on Assignment. The-Renewal Option (i) may not be exercised at any time after Tenant, with or without the consent of Landlord, effects an Assignment (other than by an Assignee under an actual assignment of the entire Lease (but not a sublease) that is a Permitted Assignment); and (ii) shall not inure to the benefit of any Assignee (other than an Assignee under an actual assignment of the entire Lease (but not a sublease) that is a Permitted Assignment), whether or not any such Assignee has been approved by Landlord. In no event may any subtenant of the Premises exercise the Renewal Option. Nothing herein shall imply that Tenant may assign or sublet all or any portion of this Lease or the Premises or effect any Assignment except in strict compliance with the Lease.

5. Termination of Renewal Option. In the event that Tenant does not timely and properly exercise the Renewal Option, the Renewal Option and all rights of renewal set forth in this Rider No. 1 shall terminate and be of no further force or effect. Any termination of the Lease or Tenant’s right to possession, or if Tenant vacates the Premises or any material portion thereof without not less than thirty (30) days advance notice to Landlord for in excess of sixty (60) days for reasons other than casualty or approved repairs, shall automatically terminate the Renewal Option.

6. Lease Amendment. Upon final determination of the Renewal Term Base Rent, Landlord shall prepare and Landlord and Tenant shall execute an amendment to this Lease setting for the terms of the Renewal Term. Landlord’s failure to prepare or Tenant’s failure to execute such amendment shall not affect the validity of the exercise of the Renewal Option or alter Tenant’s obligations during the Renewal Term as determined hereby.

7. Miscellaneous. Capitalized but undefined terms herein shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 1 and the Lease, this Rider No. 1 shall control.

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RIDER NO. 2

RIGHT OF FIRST OFFER - FLOOR 6

This Rider No. 2 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (hereinafter called “Landlord”), and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Right of First Offer. Subject to the terms of this Rider No. 2 and the conditions set forth herein, if at any time during the initial Term (but not during any Renewal Term [as defined in Rider No. 1 attached to the Lease]) Landlord receives a bona fide third party offer from any party (“Offeror”) for any of the space on the 6th floor of the Building (the “ROFO Space”) that Landlord desires to accept (a “Space Offer”), Landlord grants Tenant the right of first offer (the “ROFO”), to lease not less than 10,000 square feet of NRA of the ROFO Space that is the subject of the Space Offer (the “Subject ROFO Space”) on the terms and conditions set forth herein. Without limiting the above, Landlord may not offer for lease any space on the 6th floor of the Building until there is less than 10,000 contiguous square feet on any floors of the Building other than the 6th floor and two other full floors to be designated by Landlord.

2. Exercise of ROFO. Upon Landlord’s receipt of a Space Offer, Landlord shall deliver Tenant written notice thereof (an “ROFO Notice”) and, if the Space Offer is received after the twelfth (12th) complete calendar month from the Early Occupancy Date, such notice shall include a summary of the terms of the Space Offer including, without limitation, a description of the Subject ROFO Space (such to include the Net Rentable Area thereof), the required rental, lease concessions or rental abatements and improvement allowances. Any ROFO Notice relating to a Space Offer received during the twelve (12) complete calendar months period calculated from the Early Occupancy Date shall not be required to include the terms of the Space Offer but shall include only a description of the Subject ROFO Space (such to include the Net Rentable Area thereof). Tenant shall have five (5) business days from its receipt of an ROFO Notice (the “ROFO Exercise Period”) to deliver written notice to Landlord of Tenant’s unconditional and irrevocable election to exercise the ROFO with respect to the Subject ROFO Space (an “Exercise Notice”), time being of the essence.

3. Lease Terms for ROFO Space. Provided that Tenant timely delivers an Exercise Notice, Tenant’s lease of the Subject ROFO Space shall be upon the same terms and conditions as for the original Premises under the Lease (including the Renewal Option) provided that:

(a) Lease Term. Tenant’s lease of any Subject ROFO Space shall commence on the ROFO Space Commencement Date (hereinafter defined) and shall terminate concurrently with the end of the initial Term of the Lease.

(b) Rental. Rent for the Subject ROFO Space shall commence upon the ROFO Space Commencement Date. Upon the ROFO Space Commencement Date: (A) the Net Rentable Area of the Premises shall be deemed increased by the Net Rentable Area of the Subject ROFO Space (as set forth in the ROFO Notice) and all references in the Lease to the “Premises” shall mean the Premises as increased by the Net Rentable Area of the Subject ROFO Space (except for purposes of Landlord’s obligation to deliver an ROFO Notice, “Premises” shall always mean the Premises as originally defined in the Lease and not as expanded pursuant to the ROFO), (B) the per annum Base Rent for the Premises shall be deemed increased by the Lease Rate or the Space Offer Rate (as such terms are hereinafter defined), as applicable, multiplied by the Net Rentable Area of the ROFO Space, with the per annum number divided by twelve (12) to determine the required increase to monthly Base Rent, (C) Tenant’s Proportionate Share shall be

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adjusted based upon the increase in the Net Rentable Area of the Premises and Additional Rent due each month shall be similarly adjusted. As used herein, the “Lease Rate” for any period of the Term shall be the same per square foot of Net Rentable Area rate applicable to the original Premises for the same period, as set forth in Paragraph l(j) of the Lease (e.g., the Lease Rate is subject to all scheduled escalations). As used herein, the “Space Offer Rate” means the base rental rate provided for in the Space Offer. The Lease Rate shall be applicable with respect to Tenant’s lease of any Subject ROFO Space pursuant to any ROFO Notice given pursuant to a Space Offer received by Landlord prior to the end of the twelfth (12th) complete calendar month after the Early Occupancy Date. The Space Offer Rate shall be applicable with respect to Tenant’s lease of any Subject ROFO Space pursuant to any ROFO Notice given pursuant to a Space Offer received by Landlord after the end of the twelfth (12th) complete calendar month of the Term after the Early Occupancy Date.

(c) ROFO Improvements. The Subject ROFO Space shall be delivered to Tenant in an “as is” condition and “with all faults”; provided that Landlord will provide Tenant with an allowance for improvements to the Subject ROFO Space (the “ROFO Allowance”) as provided in this subparagraph 3(c). If the Lease Rate is applicable under Paragraph 3(b) above, the ROFO Allowance shall be the amount of the Net Rentable Area of the ROFO Space multiplied by $30.00, with the result thereof then being multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term commencing with the month after the month in which Landlord receives the Exercise Notice, and the denominator of which is ninety (90). If the Space Offer Rate is applicable under subparagraph 3(b) above, the ROFO Allowance shall be equal to the improvement allowance otherwise provided for in the Space Offer, if any, multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term commencing with the month after the month in which Landlord receives the Exercise Notice, and the denominator of which is ninety (90). The ROFO Allowance may be used to refurbish and/or construct improvements in the ROFO Space or in the balance of the Premises, but not otherwise (the “ROFO Improvements”) and shall be charged against the entire Cost of the ROFO TI Work, such to be defined consistent with the definition of the Cost of the TI Work in the Work Letter attached as Schedule 5 to the Lease. Landlord shall construct or cause to be constructed the ROFO Improvements in the Subject ROFO Space in substantial accordance with construction plans to be approved by Landlord and Tenant. As soon as practical after Tenant’s delivery of the Exercise Notice, Landlord and Tenant shall execute a Work Letter (“ROFO Work Letter”) in substantially the form of that attached to the Lease as Schedule 5 and, without limitation, detailing the ROFO Improvements and attaching plans therefor or providing a mechanism for the preparation and approval of such plans, it being understood, however, that such form shall be modified to reflect appropriate dates, the ROFO Allowance and such other changes as are necessary to reflect the agreement of the parties. Unless otherwise agreed in the Lease amendment referenced in Paragraph 7 below or the ROFO Work Letter, the “ROFO Space Commencement Date” shall be the earlier to occur of (i) the date upon which the ROFO Improvements are substantially complete (to be defined in the ROFO Work Letter to be consistent with the definition of substantial completion in the Work Letter), as such date may be adjusted due to Tenant Delays, (ii) the date that is 150-days after Tenant’s exercise of the ROFO and (iii) the date that Tenant commences business operations in the ROFO Space. With respect to any ROFO Excess Costs, such to be defined consistent with the definition of “Excess Costs” under the Work Letter attached as Schedule 5 to the Lease, upon request by Tenant, Landlord will pay ROFO Excess Costs up to, but not in excess of, $5.00 per square foot of NRA within the subject ROFO Space and such amount of the ROFO Excess Costs paid by Landlord (the “Amortized Excess ROFO Amount”) shall be amortized over the remaining initial Term of the Lease at a per annum interest rate often percent (10%) and charged back to Tenant as additional Base Rent. In such event, Base Rent due each month from and after the ROFO Space

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Commencement Date shall be increased by the amount necessary to fully amortize the ROFO Excess Costs over the remaining initial Term. Tenant agrees, if requested by Landlord, to execute an amendment to the Lease setting forth the adjusted schedule of Base Rent; provided that the failure of Landlord to offer, or the failure of Tenant to execute, any such amendment shall not relieve Tenant from the obligation to pay the adjusted Base Rent.

(d) Parking. Tenant’s unreserved parking allotment shall be increased at the rate of 5 spaces per 1,000 square feet of NRA of the Subject ROFO Space subject to Landlord’s rights and obligations under Paragraphs 13(b)(i) and (iii) of the Lease. If the Lease Rate is applicable, rent for such additional spaces shall be the same rate as for the original unreserved spaces leased by Tenant. If the Space Offer Rate is applicable, Tenant shall pay rental for the additional spaces as set forth in the Space Offer.

(e) Space Offer Lease Terms. To the extent that the Space Offer Rate is applicable to Tenant’s lease of the Subject ROFO Space, and except as expressly provide in subparagraphs 3(a), (b), (c) or (d) above, the Lease, as it applies only to the Subject ROFO Space, shall be further modified to include the terms of the Space Offer, exclusive of any renewal rights or expansion rights, rights of first refusal to lease or purchase, rights of first notice or first offer to lease or purchase, or similar rights or options.

4. Prohibition on Assignment. The ROFO (i) may not be exercised at any time after Tenant, with or without the consent of Landlord, effects an Assignment other than by an Assignee under an actual assignment of the entire Lease (but not a sublease) pursuant to a Permitted Assignment), and (ii) shall not inure to the benefit of any assigns or subtenants of Tenant (other than an Assignee under an actual assignment of the entire Lease (but not a sublease) that is a Permitted Assignment), whether or not any such Assignee has been approved by Landlord. No subtenant, whether or not a subtenant under a Permitted Assignment, may exercise the ROFO. Nothing herein shall imply that Tenant may assign or sublet all or any portion of this Lease or the Premises or effect any Assignment except in strict compliance with the Lease.

In the event that Tenant does not timely and properly exercise the ROFO after receipt of an ROFO Notice, the ROFO shall terminate and be of no further force or effect as to the Subject ROFO Space, subject to the following: (a) if Landlord and the Offerer do not enter into a lease for the Subject ROFO Space within 180 days after delivery by Landlord of the ROFO Notice or the terms of any proposed lease between Landlord and the Offerer change such that they are no longer substantially the same as set forth in the ROFO Notice (and provided that such terms were required to be provided to Tenant), then Landlord may not enter into a lease with the Offerer for the Subject ROFO Space without again giving Tenant an ROFO Notice with respect thereto; and (b) if Landlord and the Offerer timely enter into a lease for the Subject ROFO Space but such lease expires or terminates during the initial term of this Lease and is not renewed or extended by the Offerer, then Landlord may not enter into another lease for the Subject ROFO Space without again giving Tenant an ROFO Notice with respect thereto. Any termination of the Lease or Tenant’s right to possession shall automatically terminate the ROFO, or if Tenant vacates the Premises or any material portion thereof without not less than thirty (30) days advance written notice to Landlord for in excess of sixty (60) days for reasons other than casualty or approved repairs, the ROFO shall automatically terminate.

6. Conditions. Landlord shall not be required to deliver an ROFO Notice, and Tenant may not exercise the ROFO, if at the time Landlord would otherwise be required to deliver a ROFO Notice or Tenant may exercise the ROFO, a Tenant Default then exists under the Lease, or (ii) the ROFO has expired or terminated by its terms pursuant hereto.

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7. Lease Amendment. Upon exercise of the ROFO, Landlord shall prepare and Landlord and Tenant shall execute an amendment to this Lease setting for the terms of the expansion of the Premises to include the ROFO Space and attaching the form of the ROFO Work Letter; provided, however that Landlord’s failure to prepare or Tenant’s failure to execute such amendment shall not affect the validity of the exercise of the ROFO or alter Tenant’s obligations with respect to the expanded Premises.

8. Miscellaneous. Capitalized but undefined terms in this Rider No. 2 shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 2 and the Lease, this Rider No. 2 shall control to the extent of such conflict.

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RIDER NO. 3

TERMINATION OPTION

This Rider No. 3 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (hereinafter called “Landlord”), and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a                      limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Termination Option. Tenant shall have the right to terminate (the “Termination Option”) the Lease in its entirety, but not partially, effective on the last day of the 60th complete calendar month of the initial Term (the “Termination Date”), calculated from the Commencement Date, by delivering written notice to Landlord of such election (the “Termination Notice”) not later than the last day of the 49th complete calendar month of the initial Term (calculated from the Commencement Date), time being of the essence. Tenant’s Termination Notice shall be irrevocable and unconditional. If Tenant does not timely deliver its Termination Notice or a Termination Notice fails to meet all of the conditions set forth above, then the Termination Option shall automatically terminate and this Rider No. 4 shall have no further force or effect.

2. Termination Fee. Not later than the Termination Date, and as an additional condition to termination pursuant to this Rider No. 4, Tenant shall pay Landlord the Termination Fee. The “Termination Fee” shall be an amount equal to the unamortized Transaction Costs, calculated as of the Termination Date at a per annum interest rate often percent (10.00%). “Transaction Costs” are the sum of (a) the “Cost of the TI Work” paid by Landlord (and not directly reimbursed by Tenant) for the TI Work and all ROFO Improvements and Expansion Improvements, (b) the then unamortized amount of any Excess Costs, ROFO Excess Costs or Expansion Improvement Excess Costs, and (c) all broker commissions paid by Landlord in connection with the negotiation and execution of the Lease and in connection with any expansion of the Premises. Landlord shall calculate and notify Tenant of the Termination Fee not later than thirty (30) days prior to the Termination Date; provided, however, that Landlord’s failure to timely notify Tenant of the Termination Fee shall not relieve Tenant of the obligation to pay the Termination Fee as a condition to early termination pursuant to this Rider No. 3. Landlord’s determination of the Termination Fee shall be final.

3. Effect. Provided that Tenant timely delivers its Termination Notice and timely pays the Termination Fee, this Lease shall terminate on the Termination Date as if such date was the original date set for the expiration of the Term. However, delivery of a Termination Notice by Tenant shall not relieve Tenant of any obligations under this Lease that accrue prior to the Termination Date or any obligations that by their terms will survive expiration of the Term. Tenant’s delivery of a Termination Notice shall terminate the Renewal Option and the ROFO (as such term is defined in Rider Nos. 1 and 2 and collectively referred to herein as the “Tenant Options”) and any exercised but not yet effective Tenant Options shall be deemed voided and of no further force or effect. The Lease will not terminate on the Termination Date if on such date there then exists any material Tenant Default and this Lease shall continue in full force and effect until all such Tenant Default are cured to Landlord’s reasonable satisfaction.

4. Miscellaneous. Capitalized but undefined terms in this Rider No. 3 shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 3 and the Lease, this Rider No. 3 shall control to the extent of such conflict.

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RIPER NO. 4

CAP ON CONTROLLABLE EXPENSES

This Rider No. 4 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (hereinafter called “Landlord”), and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Cap on Controllable Operating Expenses. Beginning with the calendar year commencing immediately after the Base Year, Controllable Operating Expenses included for purposes of determining Tenant’s Proportionate Share of Operating Expenses for any one calendar year shall not exceed 105% of Controllable Operating Expenses for the previous complete calendar year (computed on a non-cumulative and non-compounding basis), including the Base Year (and after giving effect to adjustments to reflect comparable occupancy of the Project and any new or discontinued activities included in Operating Expenses). “Controllable Operating Expenses” are all Operating Expenses excluding only (i) utilities, and (ii) capital expenditures that Landlord is permitted to include in Operating Expenses.

2. Miscellaneous. Capitalized but undefined terms in this Rider No. 4 shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 4 and the Lease, this Rider No. 4 shall control to the extent of such conflict.

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RIDER NO. 5

ROOF ACCFSS/SATELLITE DISH

This Rider No. 6 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership (hereinafter called “Landlord”), acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio, and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Notwithstanding anything in the Lease (including its exhibits and attachments) to the contrary, Landlord shall permit Tenant to install one (1) satellite dish of not more than eighteen (18) inches in diameter and not more than ten (10) feet in height above roof level, and connect said satellite dish to the Premises without any obligation for any monthly rental therefore, provided that (i) Landlord has first approved of the proposed location and manner and installation thereof and all plans and specifications therefore, and (ii) all installation work shall be performed in a good and workmanlike manner, free and clear of all liens and encumbrances and in compliance with all Applicable Laws and otherwise in compliance with this Lease as it applies to Alterations. Tenant shall be solely responsible for the cost of installation, operation and maintenance of the satellite dish including, without limitation, the cost of any electricity usage associated therewith, and the cost of any necessary licenses and permits (including any required FCC licenses and permits). Tenant shall provide evidence to Landlord satisfactory to Landlord that all such permits and licenses have been obtained prior to any installation of the satellite dish. Tenant shall operate the satellite dish strictly in accordance with Applicable Laws. Tenant may not penetrate the roof or roof membrane in installing the satellite dish without Landlord’s prior written consent. Notwithstanding such consent and any other provision of this Lease. Tenant shall be solely responsible for any and all damage to the roof caused by the installation of the satellite dish or its existence on the roof of the Building and hereby releases Landlord from any liability or expense suffered by Tenant due to the installation on or the existence of the satellite dish on the roof, including, without limitation, any damages suffered by Tenant due to roof leakage caused by the existence of the satellite dish. The satellite dish shall be and remain the property of Tenant and, upon termination or expiration of this Lease, Tenant shall be promptly removed by Tenant with Tenant repairing (or reimbursing Landlord for such repair) any damage caused by the removal of the satellite dish. This section shall survive any expiration or termination of the Lease.

2. Miscellaneous. Capitalized but undefined terms in this Rider No. 5 shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 5 and the Lease, this Rider No. 5 shall control to the extent of such conflict.

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RIDER NO. 6

EXPANSION OPTION

This Rider No. 6 is attached to and made a part of that certain Lease Agreement (the “Lease”) by and between OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio (hereinafter called “Landlord”), and INNOVATIVE MANAGED CARE SYSTEMS, LTD., a Texas limited partnership (hereinafter called “Tenant”). The Lease is modified and supplemented in part to add the following:

1. Expansion Option. Subject to the terms of this Rider No. 6 and the conditions set forth herein, Tenant is hereby granted the option (the “Expansion Option”) throughout the first twelve (12) complete months of the Term to expand the Premises into the Expansion Space. The “Expansion Space” is any leasable space on the 6th floor of the Building that is not Unavailable Space (hereinafter defined). Tenant shall exercise the Expansion Option from time to time, if at all, by delivering its unconditional written notice to Landlord of such exercise (an “Expansion Option Exercise Notice”) prior to the end of the twelfth (12th) complete calendar month of the Term, which notice shall include the Net Rentable Area of the Expansion Space desired by Tenant (the “Subject Expansion Space”) and its general layout (by illustration on a floor plan of the applicable floor of the Building); provided, however, that in no event may the Subject Expansion Space be less than 10,000 square feet of Net Rentable Area. Each Expansion Option Exercise Notice shall be binding upon and irrevocable by Tenant. Further, at Landlord’s option, any remaining Expansion Space (Expansion Space not subject to the subject Expansion Option Exercise Notice or previously taken by Tenant) shall be included in the Subject Expansion Space if Landlord reasonably believes that such additional space would be unleaseable if not so included (and provided that Landlord may not pursuant to this sentence require Tenant to include in the Subject Expansion Space more than a total of 1,000 additional square feet of Net Rental Area).

2. Lease Terms for Subject Expansion Space. Provided Tenant timely delivers an Expansion Option Exercise Notice, Tenant’s lease of the Subject Expansion Space shall be upon the same terms and conditions as for the original Premises provided:

(a) Lease Term. Tenant’s lease of the Subject Expansion Space shall commence on the Expansion Space Commencement Date (hereinafter defined) and shall terminate concurrently with the end of the Term (the “Expansion Lease Term”).

(b) Rental. Rent for the Subject Expansion Space shall commence upon the Expansion Space Commencement Date (hereinafter defined). Upon the Expansion Space Commencement Date: (i) the Net Rentable Area of the Premises shall be deemed increased by the Net Rentable Area of the Subject Expansion Space and all references in the Lease to the “Premises” shall mean the Premises as increased by the Subject Expansion Space, (ii) the per annum Base Rent for the Premises shall be deemed increased by (1) $19.25 during that portion of the Expansion Lease Term occurring during months 1-32 of the Term, and (2) $20.50 during that portion of the Expansion Lease Term occurring during months 33-90 of the Term (being the per square foot rate for the original Premises), in each case multiplied by the Net Rentable Area of the Subject Expansion Space, with the per annum number divided by twelve (12) to determine the required increase to monthly Base Rent, and (iii) Tenant’s Proportionate Share shall be adjusted based upon the increase in the Net Rentable Area of the Premises and Additional Rent due each month shall be similarly adjusted.

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(c) Condition of Subject Expansion Space. Subject to 2(d) below, the Subject Expansion Space shall be delivered to and accepted by Tenant in its “as is” condition and “with all faults” and without any obligation by Landlord to make any improvements or alterations.

(d) Expansion Improvements. Landlord shall provide Tenant with an allowance for improvements to the Subject Expansion Space (the “Expansion Allowance”) as provided in this subparagraph 2(d). The Expansion Allowance shall equal the amount of the Net Rentable Area of the Subject Expansion Space multiplied by $30.00, with the result thereof then being multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term commencing with the month after the month in which Landlord receives the Expansion Option Exercise Notice, and the denominator of which is ninety (90). The Expansion Allowance may be used to refurbish and/or construct improvements in the Subject Expansion Space or in the balance of the Premises but not otherwise (the “Expansion Improvements”) and shall be charged against the entire Cost of the Expansion TI Work, such to be defined consistent with the definition of Cost of the TI Work in the Work Letter attached as Schedule 5 to the Lease. Landlord shall construct or cause to be constructed the Expansion Improvements in the Subject Expansion Space in substantial accordance with construction plans to be approved by Landlord and Tenant. As soon as practical after Tenant’s delivery of the Expansion Option Exercise Notice, Landlord and Tenant shall execute a Work Letter (“Expansion Space Work Letter”) in substantially the form of that attached to the Lease as Schedule 5 and, without limitation, detailing the Expansion Improvements and attaching plans therefor or providing a mechanism for the preparation and approval of such plans, it being understood, however, that such form shall be modified to reflect appropriate dates, the Expansion Allowance and such other changes as are necessary to reflect the agreement of the parties. Unless otherwise agreed in the Lease amendment referenced in Paragraph 7 below or the Expansion Space Work Letter, the “Expansion Space Commencement Date” shall be the earlier to occur of (i) the date upon which the Expansion Improvements are substantially complete (to be defined in the Expansion Space Work Letter to be consistent with the definition of substantial completion in the Work Letter), as such date may be adjusted due to Tenant Delays, (ii) the date that is 120-days after Tenant’s exercise of the Expansion Option, and (iii) the date that Tenant occupies the Subject Expansion Space for business purposes. Landlord shall not be liable for failure to deliver possession of any Subject Expansion Space by reason of the holding over or retention of possession of any previous tenant, tenants, or occupants of same, nor shall such failure impair the validity of this Lease, nor extend the Term (or the Expansion Lease Term) hereof, but the rent for such Expansion Space in such event shall be abated until possession thereof is delivered to Tenant. With respect to any Expansion Improvements Excess Costs, such to be defined consistent with the definition of “Excess Costs” under the Work Letter attached as Schedule 5 to the Lease, upon request by Tenant, Landlord will pay Expansion Improvement Excess Costs up to, but not in excess of, $5.00 per square foot of NRA within the subject Expansion Space and such amount of the Expansion Improvement Excess Costs paid by Landlord (the “Amortized Expansion Improvement Excess Costs Amount”) shall be amortized over the remaining initial Term of the Lease at a per annum interest rate often percent (10%) and charged back to Tenant as additional Base Rent. In such event, Base Rent due each month from and after the Expansion Space Commencement Date shall be increased by the amount necessary to fully amortize the Expansion Improvement Excess Costs over the remaining initial Term. Tenant agrees, if requested by Landlord, to execute an amendment to the Lease setting forth the adjusted schedule of Base Rent; provided that the failure of Landlord to offer, or the failure of Tenant to execute, any such amendment shall not relieve Tenant from the obligation to pay the adjusted Base Rent.

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(e) Parking. Tenant’s unreserved parking allotment shall be increased at the rate of 5 spaces per 1,000 square feet of NRA of the Subject Expansion Space subject to Landlord’s rights and obligations under Paragraphs 13(b)(i) and (iii) of the Lease.

3. Termination of Expansion Option. Any termination of the Lease or Tenant’s right to possession shall automatically terminate the Expansion Option, or if Tenant vacates the Premises or any material portion thereof without not less than thirty (30) days advance written notice to Landlord for in excess of sixty (60) days for reasons other than casualty or approved repairs, the Expansion Option shall automatically terminate. Further, the Expansion Option shall automatically expire at the end of the twelfth (12th) complete month of the Term, time being of the essence, except with respect to Expansion Space then subject to a pending Expansion Option Exercise Notice, and any exercise of the Termination Option (as defined in Rider No. 4 to the Lease) shall terminate the Expansion Option.

4. Conditions. (a) Tenant may not exercise the Expansion Option (i) at any time that there exists any uncured Tenant Default or any event has occurred that, if uncured with the passage of time, would give rise to a Tenant Default, (ii) if the Expansion Option has expired or terminated by its terms pursuant hereto, or (iii) as to any Expansion Space for which Tenant has been given a ROFO Notice (as defined in Rider Nos. 2) and in such event the Expansion Space shall be automatically redefined to exclude such space, or (iv) as to any Unavailable Space. “Unavailable Space” is any Expansion Space that, at the time during which Tenant desires to lease such space, is already leased by other tenants or subject to the binding obligation of other parties to lease such space. Without limitation, space subject to a renewal option as of the Date of the Lease is “Unavailable Space” until such option is no longer available.

5. Prohibition on Assignment. The Expansion Option (i) may not be exercised at any time after Tenant, with or without the consent of Landlord, effects an Assignment (other than by an Assignee under an actual assignment of the entire Lease (but not a sublease) pursuant to a Permitted Assignment), and (ii) shall not inure to the benefit of any assigns (other than an Assignee under an actual assignment of the Lease (but not a sublease) that is a Permitted Assignment of the entire Lease) or subtenants of Tenant, whether or not any such assignee or subtenant has been approved by Landlord. No subtenant, whether or not a subtenant under a Permitted Assignment, may exercise the Expansion Option. Nothing herein shall imply that Tenant may assign or sublet all or any portion of this Lease or the Premises or effect any Assignment except in strict compliance with the Lease.

6. Lease Amendment. Upon the exercise of the Expansion Option, Landlord shall prepare and Landlord and Tenant shall execute an amendment to this Lease setting for the terms of the expansion of the Premises to include the Expansion Space and attaching the form of the Expansion Space Work Letter; provided, however that Landlord’s failure to prepare or Tenant’s failure to execute such amendment shall not affect the validity of the exercise of the Expansion Option or alter Tenant’s obligations with respect to the expanded Premises.

7. Definitions. Capitalized but undefined terms in this Rider No. 6 shall have the same meaning as set forth for such terms in the Lease. To the extent of any conflict between this Rider No. 6 and the Lease, this Rider No. 6 shall control to the extent of such conflict.

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